AGREEMENT OF MERGER


                                      among


                          MEDIC COMPUTER SYSTEMS, INC.,

                      COMPUSYSTEMS ACQUISITION CORPORATION,

                               COMPUSYSTEMS, INC.

                                       and

                   THE COMPUSYSTEMS STOCKHOLDERS NAMED HEREIN


                                 Dated as of May 31, 1996












                    CERTAIN PROVISIONS OF THIS AGREEMENT ARE
                             SUBJECT TO ARBITRATION.



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                                Table of Contents


                                                                                   Page


ARTICLE 1                  DEFINITIONS..............................................  2

                  1.1.  Definitions.................................................  2

ARTICLE 2                  BASIC TRANSACTION........................................  7

                  2.1      The Merger...............................................  7
                  2.2      Effective Time...........................................  8
                  2.3      Medic Common Stock.......................................  8
                  2.4      Conversion and Exchange of Shares........................  8
                  2.5      Fractional Shares........................................ 10
                  2.6      Articles of Incorporation................................ 10
                  2.7      Bylaws................................................... 10
                  2.8      Directors................................................ 10
                  2.9      Officers................................................. 10
                  2.10     Subsequent Actions....................................... 10

         ARTICLE 3                             CLOSING AND TERMINATION.............. 11

                  3.1      Closing.................................................. 11
                  3.2      Transactions on the Closing Date......................... 11
                  3.3      Termination.............................................. 11

         ARTICLE 4                  REPRESENTATIONS AND WARRANTIES OF EXCHANGING
                                    STOCKHOLDERS.....................................13

                  4.1      Organization of CompuSystems; Authority...................13
                  4.2      Ability to Carry Out the Agreement........................13
                  4.3      Capitalization of CompuSystems; Ownership;
                            Investment...............................................14
                  4.4      Subsidiaries and Affiliates...............................15
                  4.5      Financial Statements; Liabilities.........................15
                  4.6      Conduct of Business Since Most Recent Fiscal Year
                            End; Absence of Material Adverse Change..................16
                  4.7      Title to Tangible Personal Properties; Absence of
                            Liens....................................................19
                  4.8      Litigation................................................19
                  4.9      Compliance with Law.......................................19
                  4.10     Contracts.................................................20
                  4.11     Brokers and Intermediaries................................21
                  4.12     Tax Matters...............................................22
                  4.13     Employee Benefits.........................................23
                  4.14     Articles of Incorporation and Bylaws......................25
                  4.15     Insurance.................................................25
                  4.16     Intellectual Property.....................................26
                  4.17     Bank Accounts.............................................29
                  4.18     Directors, Officers and Employees.........................29
                  4.19     Labor Relations; Employees................................29

                                        i







                  4.20     Transactions with Related Parties........................ 30
                  4.21     Copies of Documents...................................... 30
                  4.22     Real Property............................................ 30
                  4.23     Books and Records........................................ 31
                  4.24     Environmental Matters.................................... 31
                  4.25     Guaranties............................................... 33
                  4.26     Government Consents...................................... 33
                  4.27     Manufacturing Rights..................................... 33
                  4.28     HSR Act Filing........................................... 33
                  4.29     Disclosure............................................... 33

         ARTICLE 5                  REPRESENTATIONS AND WARRANTIES OF THE
                                    ACQUIRORS....................................... 34

                  5.1      Organization and Authority of the Acquirors.............. 34
                  5.2      Ability to Carry Out the Agreement....................... 34
                  5.3      Capitalization........................................... 35
                  5.4      Brokers and Intermediaries............................... 35
                  5.5      Securities Law Filings................................... 35
                  5.6      Purchase For Investment.................................. 35

         ARTICLE 6                  CERTAIN COVENANTS AND AGREEMENTS................ 36

                  6.1      Full Access.............................................. 36
                  6.2      Regulatory Filings; Consents............................. 36
                  6.3      Conduct of Business...................................... 37
                  6.4      Confidentiality.......................................... 38
                  6.5      Books and Records........................................ 38
                  6.6      Announcement............................................. 38
                  6.7      Best Efforts............................................. 39
                  6.8      Discussion With Others................................... 39
                  6.9      Cooperation in Tax Returns and Litigation................ 39
                  6.10     Fairness Hearing; Stock Transfer Restrictions............ 40
                  6.11     Pooling Treatment Covenant............................... 40
                  6.12     Medic SEC Documents...................................... 40
                  6.13     Notice By Acquirors...................................... 41
                  6.14     Confidentiality and Non-Disclosure Agreements............ 41
                  6.15     Dividend; Taxes.......................................... 41

         ARTICLE 6A        TRANSFER OF THE PREMISES................................. 42

                  6A.2     Adjustment to Premises Shares............................ 42
                  6A.3     Representations and Warranties of Premises
                            Stockholders............................................ 43
                  6A.3.1   Authority................................................ 43
                  6A.3.2   Ability to Carry Out the Agreement....................... 44
                  6A.3.3   Title; Absence of Liens.................................. 44
                  6A.3.4   Litigation............................................... 44
                  6A.3.5   Compliance with Law...................................... 45
                  6A.3.6   Brokers and Intermediaries............................... 45
                  6A.3.7   Copies of Documents...................................... 45
                  6A.3.8   Leases................................................... 45
                  6A.3.9   Environmental Matters.................................... 45
                  6A.3.10  Government Consents...................................... 46

                                       ii







                  6A.3.11  Disclosure............................................... 47
                  6A.4     Release.................................................. 47

         ARTICLE 7                  CONDITIONS PRECEDENT OF TRANSFERORS AND
                                    PREMISES STOCKHOLDERS........................... 47

                  7.1      Representations and Warranties........................... 47
                  7.2      Agreements............................................... 48
                  7.3      Performance Certificates................................. 48
                  7.4      No Injunction............................................ 48
                  7.5      No Violation............................................. 48
                  7.6      Consents................................................. 48
                  7.7      Opinion of the Acquirors' Counsel........................ 48
                  7.8      No Proceedings........................................... 48
                  7.9      Tax-Free Reorganization.................................. 49
                  7.10     Stockholder Approval..................................... 49
                  7.11     Employment Agreements.................................... 49
                  7.12     Fairness Hearing......................................... 49
                  7.13     Miscellaneous Closing Deliveries......................... 49
                  7.14     Good Faith............................................... 49

         ARTICLE 8                  CONDITIONS PRECEDENT OF THE ACQUIRORS........... 50

                  8.1      Representations and Warranties........................... 50
                  8.2      Agreements............................................... 50
                  8.3      Performance Certificates................................. 50
                  8.4      No Injunction............................................ 50
                  8.5      No Violation............................................. 50
                  8.6      Consents................................................. 50
                  8.7      Opinion of Transferors' and Premises Stockholders'
                           Counsel.................................................. 51
                  8.8      No Adverse Change........................................ 51
                  8.9      Resignations............................................. 51
                  8.10     No Proceedings........................................... 51
                  8.11     Employment Agreements.................................... 51
                  8.12     Pooling Letters.......................................... 51
                  8.13     Due Diligence............................................ 52
                  8.14     CompuSystems Common Stock................................ 52
                  8.15     Stockholder Approval..................................... 52
                  8.16     Premises Deliveries...................................... 52
                  8.18     Good Faith............................................... 52

         ARTICLE 9                  SURVIVAL OF REPRESENTATIONS,WARRANTIES AND
                                    COVENANTS....................................... 53

                  9.1      Survival of Representations and Warranties............... 53
                  9.2      Survival of Covenants and Agreements..................... 53

         ARTICLE 10        INDEMNIFICATION AND HOLDBACK............................. 53

                  10.1      Indemnification of Medic................................ 53
                  10.2      Indemnification of Exchanging Stockholders and
                            Premises Stockholders................................... 55
                  10.3      Remedies................................................ 57

                                       iii







                  10.4      Survival................................................ 57
                  10.5      Holdback................................................ 57
                  10.6      Holdback Termination.................................... 58
                  10.7      Assertion of Claims Against ............................ 58
                  10.8      Resolution of Conflicts; Arbitration.................... 59
                  10.9      Beneficial Interest..................................... 60
                  10.10     Limitation on Liability................................. 60
                  10.11     Provisions of General Application....................... 61

         ARTICLE 11        MISCELLANEOUS............................................ 63

                  11.1      Further Assurances...................................... 63
                  11.2      Expenses................................................ 63
                  11.3      Applicable Law.......................................... 63
                  11.4      Notices................................................. 63
                  11.5      Entire Agreement........................................ 64
                  11.6      Amendments.............................................. 65
                  11.7      Headings; References.................................... 65
                  11.8      Counterparts............................................ 65
                  11.9      Parties in Interest; Assignment......................... 65
                  11.10     Severability; Enforcement............................... 65
                  11.11     JURISDICTION............................................ 65
                  11.12     Waiver.................................................. 66
                  11.13     Incorporation of Exhibits............................... 66
                  11.14     Construction............................................ 66


                                    EXHIBITS

EXHIBIT A         -  CompuSystems Shares
EXHIBIT B         -  Form of Articles of Merger
EXHIBIT C         -  Schedule of Exceptions
EXHIBIT D         -  CompuSystems Financial Statements
EXHIBIT E         -  Form  of  Opinion  of  Wyrick,  Robbins,  Yates &
                     Ponton, L.L.P.
EXHIBIT F         -  Form of Johnson  Employment  Agreement
EXHIBIT G         -  Form of Gallogly Employment Agreement
EXHIBIT H         -  Form of Opinion of Nexsen Pruet Jacobs &
                     Pollard, L.L.P.
EXHIBIT I         -  Description of the Premises

                               AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER (the "Agreement") is made and entered into as of May __, 1996, by and among MEDIC COMPUTER SYSTEMS, INC., a North Carolina corporation ("Medic"); COMPUSYSTEMS ACQUISITION CORPORATION, a North Carolina corporation and a wholly owned subsidiary of Medic ("CompuSystems Acquisition"); COMPUSYSTEMS, INC., a South Carolina corporation ("CompuSystems"); and NEXSEN B. JOHNSON and EUGENE F. GALLOGLY, the sole stockholders of CompuSystems (collectively the "Exchanging Stockholders" and individually an "Exchanging Stockholder"); and SYLVIA JOHNSON. (Medic and CompuSystems Acquisition shall sometimes collectively be referred to as the "Acquirors" and individually as an "Acquiror"; CompuSystems and the Exchanging Stockholders shall sometimes collectively be referred to as the "Transferors" and individually as a "Transferor"; and CompuSystems Acquisition and CompuSystems shall sometimes collectively be referred to as the "Constituent Corporations" and individually as a "Constituent Corporation".)


                                 W I T N E S S E T H:

         WHEREAS, CompuSystems is a South Carolina corporation with authorized capital stock of 100,000 shares of CompuSystems Common Stock (as defined below), of which 40,000 shares are actually issued and outstanding to the Exchanging Stockholders set forth in Exhibit A (the "CompuSystems Shares"); and

         WHEREAS, CompuSystems Acquisition is a North Carolina corporation with authorized capital stock of 1,000 shares of Common Stock, $0.01 par value per share, all of which immediately prior to the Effective Time (as defined below) will be issued and outstanding and held by Medic;

         WHEREAS, the parties intend that the transactions contemplated hereby will qualify as a tax-free reverse triangular merger, under Sections 33-11-101 et seq. of the Corporations Act, of CompuSystems Acquisition with and into CompuSystems in a reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E) and will qualify for pooling of interests accounting treatment pursuant to Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations";

         WHEREAS, pursuant to the Merger (as defined below), the Exchanging Stockholders and the Premises Stockholders shall receive Medic Common Stock (as defined below); and

         WHEREAS, the parties expect that the Merger shall further certain of their business objectives, including, without limitation, the expansion of the combined companies' businesses and the utilization of the technologies of both of Medic and CompuSystems;

         NOW, THEREFORE, in reliance upon the premises, representations, warranties and covenants made herein and in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE 1

                                 DEFINITIONS

         1.1. Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

         "Acquiror" and "Acquirors" shall have the respective meanings set forth in the first paragraph of this Agreement.

         "Acquiror  Indemnitee"  and  "Acquiror   Indemnitees"  shall  have  the
respective meanings set forth in Section 10.1.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504.

         "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         "Articles of Merger" shall have the meaning set forth in Section 2.2.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

         "Basket Deductible" shall have the meaning set forth in Section 10.12.

         "CERCLA" shall have the meaning set forth in subsection 4.24(a).

         "Claim Notice" shall have the meaning set forth in Section 10.7.

         "Closing" shall have the meaning set forth in Section 3.1.

         "Closing Date" shall have the meaning set forth in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "CompuSystems" shall have the meaning set forth in the first paragraph of this Agreement.

         "CompuSystems Acquisition" shall have the meaning set forth in the first paragraph of this Agreement.

         "CompuSystems Common Stock" means the Common Stock, $1.00 par value per share, of CompuSystems.

         "CompuSystems Shares" shall have the meaning set forth in the first paragraph of the recitals.

         "Confidential Information" shall have the meaning set forth in Section 6.4.

         "Constituent Corporation" and "Constituent Corporations" shall have the respective meanings set forth in the first paragraph of this Agreement.

         "Contracts" shall have the meaning set forth in subsection 4.10(b).

         "Control" (including, with correlative meanings, the terms "Controlled by", "Controlling" and "under common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         "Controlled  Group of  Corporations"  has the meaning set forth in Code
Section 1563.

         "Conversion Number" means the quotient of (i) Three Hundred Forty-Seven Thousand Two Hundred Twenty-Two (347,222) divided by (ii) the total number of the CompuSystems Shares outstanding immediately prior to the Effective Time.

         "Converted CompuSystems Stock" shall have the meaning set forth in subsection 2.4(b).

         "Corporations Act" means the South Carolina Business Corporations Act of 1988, as amended.

         "Dissenting Share" means any share of CompuSystems capital stock with respect to which any CompuSystems stockholder has validly exercised his dissenters' rights (or any equivalent thereof which would, subsequent to the Closing, permit any

CompuSystems stockholder to tender his shares of CompuSystems capital stock to CompuSystems or Medic in exchange for cash) under Chapter 13 of the Corporations Act.

         "Effective Time" shall have the meaning set forth in Section 2.2.

         "Employee   Benefit   Plan"  means  any:  (i)   nonqualified   deferred
compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); and (iv) Employee Welfare Benefit Plan or fringe benefit plan or program.

         "Employee  Pension  Benefit  Plan" has the  meaning  set forth in ERISA
Section 3(2).

         "Employee  Welfare  Benefit  Plan" has the  meaning  set forth in ERISA
Section 3(1).

         "Encumbrances" means any and all restrictions on transfer, liens, encumbrances, charges, pledges, security interests, taxes, claims, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchanging Stockholder" and "Exchanging Stockholders" shall have the respective meanings set forth in the first paragraph of this Agreement.

         "Exhibit" means any of the Exhibits to this Agreement, each of which is incorporated by reference into this Agreement.

         "Fairness Hearing" shall have the meaning set forth in Section 6.11.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" shall have the meaning set forth in subsection 4.5(a).

         "GAAP" shall have the meaning set forth in subsection 4.5(a).

         "Holdback Shares" shall have the meaning set forth in Section 10.5.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, renewals, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, certification marks, collective marks, trade dress, trade styles, logos, trade names, company names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, recordings and renewals in connection therewith; (iii) all copyrightable works, all copyrights, rights and interests in copyrights and all applications, registrations, recordings and renewals in connection therewith; (iv) all mask works and all applications, registrations, recordings and renewals in connection therewith;
(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all other proprietary rights;
(viii) all copies and tangible embodiments thereof (in whatever form or medium);
(ix) all income, royalties, damages or payments now and hereafter due and/or payable under any of the foregoing with respect to any of the foregoing and the right to sue for past, present or future infringements of any of the foregoing;
(x) all licenses with respect to any of the foregoing; and (xi) all rights corresponding to any of the foregoing throughout the world.

         "Knowledge" means actual knowledge after reasonable investigation. For purposes of Article 4, the term "Knowledge of CompuSystems" and words of similar import shall mean Knowledge by the executive officers, Board of Directors or Exchanging Stockholders of CompuSystems.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including liability for Taxes.

         "Litigation" shall have the meaning set forth in subsection 4.8(a).

         "Medic" shall have the meaning set forth in the first paragraph of this Agreement.

         "Medic Common Stock" means the Common Stock, $.01 par value per share, of Medic.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Shares" means collectively the shares of Medic Common Stock issued or issuable to Exchanging Stockholders in connection with the Merger in exchange for the CompuSystems Shares.

         "Most Recent Balance Sheet" shall have the meaning set forth in subsection 4.7(a).

         "Most Recent Financial Statements" shall have the meaning set forth in subsection 4.5(a).

         "Most Recent Fiscal Month End" shall have the meaning set forth in subsection 4.5(a).

         "Most Recent Fiscal Year End" shall have the meaning set forth in subsection 4.5(a).

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "NationsBank Loan" means that certain loan from NationsBank, N.A. to the Premises Stockholders made on or about, but not after, the Closing Date, a copy of which has been provided to the Acquirors.

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person"  means  any  individual,  corporation,   partnership,  limited
partnership,   limited  liability  company,   trust,  entity  or  unincorporated
organization, or a government or any agency or political subdivision thereof.

         "Premises" means the land and building described in Exhibit I hereto.

         "Premises Shares" means that number of shares of Medic Common Stock calculated as the quotient of $2,287,500.00 less the aggregate principal amount of the NationsBank Loan immediately prior to the Effective Time (approximately $1,300,000.00) divided by $90.00; subject to adjustment as set forth in Section 6A.2 hereof.

         "Premises Stockholders" shall have the meaning set forth in Section 6A.1 hereof.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Proprietary Information" shall have the meaning set forth in subsection 4.16(g).

         "RCARA" has the meaning set forth in subsection 4.24(a).

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Division" shall have the meaning set forth in Section 6.11.

         "Subsidiary" means any corporation with respect to which a specified Person (or Subsidiary thereof) owns a majority of the capital stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving  Corporation"  shall have the  meaning  set forth in Section
2.1.

         "Tax" or "Taxes" means any federal, state, local, foreign or other income, gross receipts, profits, franchise, license, transfer, sales, use, payroll, withholding, occupation, property (real or personal), excise or similar taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such Taxes).

         "Tax Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

         "Termination  Date"  shall  have the  meaning  set forth in  subsection
3.3(b).

         "Transferor" and "Transferors" shall have the respective meanings set forth in the first paragraph of this Agreement.


                                    ARTICLE 2

                                BASIC TRANSACTION

         2.1 The Merger. On and subject to the terms and conditions of this Agreement, at the Effective Time CompuSystems Acquisition shall be merged with and into CompuSystems (the "Merger"), the separate corporate existence of CompuSystems Acquisition shall thereupon cease, and CompuSystems shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers and franchises of whatsoever nature and description, as well as a public or private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, tangible and intangible, real, personal and mixed, and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding. The foregoing shall not limit the effects of the Merger as set forth in Corporations Act Section 33-11-106.

         2.2 Effective Time. At the time of the Closing, the Constituent Corporations shall cause Articles of Merger substantially in the forms of Exhibit B attached hereto (the "Articles of Merger") to be duly executed and filed with the Departments of the Secretaries of State of the States of North Carolina and South Carolina as provided under the North Carolina Business Corporation Act and the Corporations Act, respectively. The Merger shall become effective as soon as practicable after the Closing on the time and date specified in the Articles of Merger, and in no event later than 3 days after the Closing, and such time is hereinafter referred to as the "Effective Time".

         2.3 Medic Common Stock. Medic shall make available to CompuSystems Acquisition a sufficient number of shares of Medic Common Stock having such characteristics as are necessary to effect the Merger as required herein.

         2.4 Conversion and Exchange of Shares. The manner of converting and exchanging shares of the corporations participating in the Merger shall be as follows:

                  (a) Stock of CompuSystems Acquisition. Each share of capital stock of CompuSystems Acquisition issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one (1) share of Common Stock of the Surviving Corporation. Each share of such Common Stock issued pursuant to this subsection shall be fully paid and nonassessable.

                  (b) Stock of CompuSystems. At and as of the Effective Time each CompuSystems Share issued and outstanding immediately prior to the Effective Time (excluding shares held by CompuSystems as treasury stock, if any, which shares shall be cancelled and extinguished at the Effective
Time) shall by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into the right to receive from Medic the number of shares of Medic Common Stock as is equal to the Conversion Number. CompuSystems Shares exchanged and converted as provided in this subsection 2.4(b) are herein sometimes referred to as "Converted CompuSystems Stock".

                  (c) Exchange of Stock Certificates. Immediately after the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Converted CompuSystems Stock shall surrender the same to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive promptly in exchange therefor one or more certificates representing the number of shares of Medic Common Stock into which the shares of Converted CompuSystems Stock represented by the certificate or certificates so surrendered shall have been exchanged and converted pursuant to subsection 2.4(b) above. The certificates representing Medic Common Stock issued pursuant to this subsection shall be in such denominations reasonably requested in writing in advance by the Exchanging Stockholders. Dividends payable after the Effective Time to holders of record in respect of shares of Medic Common Stock into which certificates for shares of Converted CompuSystems Stock shall be exchangeable, shall not be paid to holders of such certificates until their certificates are surrendered for exchange as aforesaid. Notwithstanding anything to the contrary herein, a portion of the Merger Shares otherwise transferable to the Exchanging Stockholders pursuant to this Article 2, will be held in trust by Medic as described in and pursuant to the provisions of Section 10.5 of this Agreement. Each share of Medic Common Stock issued pursuant to this subsection shall be validly issued, fully paid, and non-assessable upon surrender of the certificates for Converted CompuSystems Stock as required in this subsection.

                  (d) No Rights. At the Effective Time, the holders of CompuSystems capital stock immediately prior to the Effective Time shall cease to have any rights as stockholders of CompuSystems, except such rights as may be available pursuant to this Agreement.

                  (e) No Further Transfers. At and after the Effective Time, no transfer of the CompuSystems Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation or otherwise. If, after the Effective Time, certificates for CompuSystems Shares are presented to the

Surviving Corporation, they shall be cancelled and exchanged for the Merger Shares as provided above.

         2.5 Fractional Shares. No fractional shares of Medic Common Stock shall be issued to the Exchanging Stockholders in connection with the Merger. Any Exchanging Stockholder who would otherwise be entitled to receive a fractional share pursuant to the Merger shall receive cash for such fractional share at a per share rate equal to the closing ask price of Medic Common Stock on the NASDAQ National Market System on the day immediately preceding the Closing Date.

         2.6 Articles of Incorporation. The Articles of Incorporation of CompuSystems, as amended by the Articles of Merger, in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and applicable state corporation law.

         2.7 Bylaws. The Bylaws of CompuSystems in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and applicable state corporation law.

         2.8 Directors. The directors of CompuSystems Acquisition shall become the directors of the Surviving Corporation at and as of the Effective Time until their successors shall have been duly elected or appointed and qualified in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws. The directors of CompuSystems shall cease to be directors of any Constituent Corporation immediately prior to the Effective Time.

         2.9 Officers. The officers of CompuSystems Acquisition shall become the officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office) until their successors have been duly elected or appointed and qualified in accordance with the Surviving Corporation's Bylaws. The officers of CompuSystems shall cease to be officers of any Constituent Corporation immediately prior to the Effective Time.

         2.10 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, affidavits of corporate name change, bills of sale, assignments, assurances or any other actions or things may be necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation or Medic shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, affidavits of corporate name change, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                    ARTICLE 3

                             CLOSING AND TERMINATION

         3.1 Closing. The closing of the transactions provided for herein (the "Closing") shall take place at 10:00 a.m. (local time) on May 31, 1996 (the "Closing Date") at the offices of Wyrick, Robbins, Yates & Ponton, L.L.P., 4101 Lake Boone Trail, Raleigh, North Carolina, unless another date or place is agreed to in writing by the parties hereto.

         3.2 Transactions on the Closing Date. (a) At the Closing the Exchanging Stockholders, the Premises Stockholders and
CompuSystems, as the case may be, shall deliver to the Acquirors the following:

                  (i)      the executed Articles of Merger;

             (ii) stock certificates, evidencing all of the CompuSystems Shares, in each case endorsed in blank or with an executed blank stock power attached, and with all necessary stock transfer tax stamps attached thereto; and

            (iii) each of the certificates, instruments and other documents and agreements contemplated by Article 8 hereof.

         (b) At the Closing the Acquirors shall deliver to the Exchanging Stockholders, the Premises Stockholders and CompuSystems, as the case may be, the following:

                  (i)      the executed Articles of Merger;

                  (ii) an irrevocable instruction letter to Medic's transfer agent, instructing it to issue stock certificates evidencing the Merger Shares and the Premises Shares; and

                 (iii) each of the certificates, instruments and other documents and agreements contemplated by Article 7 hereof.

         3.3 Termination. Notwithstanding any other provision to the contrary herein, this Agreement may be terminated at any time:

         (a) without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations hereunder), by mutual consent of all parties to this Agreement;

         (b) without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations hereunder), by either Medic or CompuSystems, if the transactions contemplated hereby are not consummated on or before May 31, 1996, or such later date as may be agreed upon in writing by the parties hereto (the "Termination Date");

         (c) by Medic, if (i) CompuSystems, the Exchanging Stockholders or the Premises Stockholders shall breach in any material respect any of their respective representations, warranties or obligations hereunder, (ii) Medic shall have notified CompuSystems, the Exchanging Stockholders and the Premises Stockholders in writing of such breach, (iii) such breach shall not have been cured in all material respects or waived, and (iv) CompuSystems, the Exchanging Stockholders or the Premises Stockholders, as the case may be, shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Sections 8.1 or 8.2 hereof as of the date of such termination;

         (d) by CompuSystems, if (i) the Acquirors shall breach in any material respect any of their respective representations, warranties or obligations hereunder, (ii) CompuSystems shall have notified the Acquirors in writing of such breach, (iii) such breach shall not have been cured in all material respects or waived, and (iv) the Acquirors shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Sections 7.1 or 7.2 hereof as of the date of such termination; or

         (e) by CompuSystems, if prior to the Closing Date (i) the fair market value, as reflected by an actual trade on the NASDAQ National Market System, of a share of Medic Common Stock becomes less than $70.00, and (ii) CompuSystems, within three (3) business days after such trade is reported in The Wall Street Journal, gives Medic written notice thereof, accompanied by a certified or cashier's check payable to Medic in the amount of $30,000.00, which the parties deem to constitute reimbursement of Medic costs and expenses in connection herewith.

                                    ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF EXCHANGING STOCKHOLDERS

         Except as otherwise set forth in the Schedule of Exceptions attached hereto as Exhibit C (the "Schedule of Exceptions"), the Exchanging Stockholders, jointly and severally, represent and warrant to the Acquirors that the representations and warranties contained in this Article 4 are true, correct and complete as of the date of this Agreement.

         4.1 Organization of CompuSystems; Authority. CompuSystems is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, with the corporate power and authority to enter into this Agreement, the Employment Agreements and the other certificates and instruments required on or prior to the Closing by this Agreement (collectively, the "Ancillary Agreements") and to carry out and perform its obligations under the terms of this Agreement and the Ancillary Agreements. CompuSystems has the full and unrestricted corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. CompuSystems is qualified to do business and in good standing in the states listed in Section 4.1 of the Schedule of Exceptions, which jurisdictions constitute the only jurisdictions in which the nature of CompuSystems' business requires it to be so qualified or in which the failure to be so qualified, if required, would have a material adverse effect on CompuSystems' business taken as a whole. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of CompuSystems and each of the Exchanging Stockholders. This Agreement has been, and at the Closing the Ancillary Agreements shall be, duly executed and delivered by CompuSystems and each of the Exchanging Stockholders and constitutes the valid, binding and enforceable obligation of CompuSystems and each of the Exchanging Stockholders, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         4.2      Ability to Carry Out the Agreement.  Neither
CompuSystems nor any of the Exchanging Stockholders is subject to or bound by any provision of:

                  (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

             (ii) any articles or certificate of incorporation or bylaws;

            (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction of any kind or character whatsoever; or

             (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by, or would result in any penalty, forfeiture or material contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any Contract which has not been obtained required for, the execution, delivery and performance by CompuSystems and each of the Exchanging Stockholders of this Agreement and the transactions contemplated hereby (provided, however, that the Exchanging Stockholders make no representation or warranty in this Section 4.2 as to application of the HSR Act, except consistent with and as provided in
Section 4.28 hereof).

         4.3 Capitalization of CompuSystems; Ownership; Investment. (a) The authorized capital stock of CompuSystems consists solely of One Hundred Thousand (100,000) shares of CompuSystems Common Stock. The shares of capital stock and other securities described in Exhibit A hereto are the only shares of capital stock and other securities of CompuSystems which are issued and outstanding. Immediately prior to the Closing, any such securities and any and all dividends payable in connection therewith (irrespective of whether dividends have accrued) shall, without any liability on the part of CompuSystems, be converted into shares of CompuSystems Common Stock; provided, however, that cash dividends approximating the sum of (1) the distributions made in January and April 1996 that were intended to cover the 1995 tax liability of the Exchanging Stockholders plus (2) any shortfall in those distributions and the amount actually paid to the IRS and State of South Carolina for 1995 taxes by Nexsen B. Johnson divided by 0.9 plus (3) 90% of CompuSystems' earnings for the 3-month period ended March 31, 1996 plus (4) 47% of CompuSystems' taxable earnings for April 1, 1996 through the Effective Date minus (5) the sum of all distributions made to the Exchanging Stockholders from January 1, 1996 through May 1, 1996, shall be declared and paid to the Exchanging Stockholders in a manner and in amounts consistent with past practice of CompuSystems. At the Closing the only class, type or kind of capital stock or security of CompuSystems outstanding shall be CompuSystems Common Stock. All shares of CompuSystems Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws (or if not, the statutes of limitations with respect thereto have expired), and are held of record by the respective CompuSystems stockholders as set forth in Exhibit A hereto. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights or other rights of any kind to acquire, directly or indirectly, any shares of capital stock of CompuSystems or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such shares or securities, nor is CompuSystems committed to issue any such option, warrant, right or security. Prior to the Closing, all securities of CompuSystems, any and all notes and debts of CompuSystems to any of the Exchanging Stockholders and their Affiliates, any advances made by the
Exchanging Stockholders to CompuSystems, any similar or related rights or interests owed to the Exchanging Stockholders, and any and all interest or dividends (except as provided above) payable with respect to any of the foregoing shall, without any liability on the part of CompuSystems, be converted into shares of CompuSystems Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to CompuSystems. There are no voting trusts, proxies or other agreements, commitments, obligations or understandings with respect to the voting of the capital stock of CompuSystems.

         (b) Each Exchanging Stockholder has good, valid, and marketable title to his CompuSystems Shares set forth opposite his name in Exhibit A hereto, free and clear of any and all Encumbrances, with full right and lawful authority to transfer, assign, deliver, convert and exchange his CompuSystems Shares pursuant to this Agreement. None of the Exchanging Stockholders are parties to any option, warrant, purchase right or other contract or commitment that could require any Exchanging Stockholder to sell, transfer, or otherwise dispose of any capital stock of CompuSystems.

         4.4 Subsidiaries and Affiliates. CompuSystems has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or any interest in any corporation, partnership, trust, venture, business, enterprise, firm or other business association.

         4.5 Financial Statements; Liabilities. (a) Attached hereto as Exhibit D are the following financial statements of CompuSystems (collectively the "Financial Statements"): (i) the audited balance sheets as of December 31, 1995 and 1994 and audited statements of income, changes in stockholders' equity and cash flows for the fiscal year ended December 31, 1995 (the "Most Recent Fiscal Year End") as audited by Arthur Andersen LLP; (ii) the unaudited statements of income, changes in stockholders' equity and cash flows for the fiscal year ended December 31, 1994; and (iii) the unaudited balance sheet and statements of income, changes in stockholders' equity and cash flow ("Most Recent Financial Statements") as of and for the four (4) months ended April 30, 1996 ("Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, are true, correct and complete, fairly present the financial position of CompuSystems at the dates thereof and the results of operations of CompuSystems for the periods covered thereby, and are consistent with the books and records of CompuSystems (which books and records are materially correct and complete), except that the Financial Statements for the Most Recent Fiscal Month End are not accompanied by notes and are subject to normal year end audit adjustments which are not material in the aggregate.

         (b) There are no Liabilities of CompuSystems (and, to the Knowledge of CompuSystems, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claims or demand against CompuSystems giving rise to any Liability), except for those: (i) accrued or reflected on the face of the Most Recent Financial Statements; or (ii) arising after the Most Recent Fiscal Month End in the ordinary course of business and not material, singly or in the aggregate, to CompuSystems (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort infringement or violation of law).

         (c) In determining whether a Financial Statement is true, correct, and complete, and fairly presents the financial position at the date thereof: (i) any understatement of a Liability or expense, etc. will be offset by any understatement of any asset or revenue, etc., and vice versa; (ii) undisclosed or understated Liabilities shall be offset by comparably undisclosed or undervalued assets or revenues; (iii) the subject Financial Statement will be considered as a whole; and (iv) changes in accounting policies or principles made by the Acquirors will be disregarded.

         4.6 Conduct of Business Since Most Recent Fiscal Year End; Absence of Material Adverse Change. Since the Most Recent Fiscal Year End, there has been no material adverse change in the business, operations, results of operations, assets, properties or financial condition of CompuSystems. Since such date, except as contemplated in this Agreement: (i) CompuSystems has conducted its business in the manner theretofore conducted and only in the ordinary course consistent with past practices; and (ii) without limiting the generality of the foregoing, CompuSystems has not:

         (a) incurred any loss of, or injury to, the assets or properties of CompuSystems as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God, public enemy or armed forces, or other casualty (whether or not covered by insurance payable to CompuSystems);

         (b) issued, sold or otherwise disposed of, or committed to issue, sell or otherwise dispose of (other than as contemplated in this Agreement), any capital stock, bonds or other securities of any kind or nature, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (c) incurred, or become subject to, any obligation or Liability in excess of $5,000, either individually or in the aggregate, except Liabilities incurred in the ordinary course of business consistent with past practices and obligations under the Contracts;

         (d) discharged or satisfied any lien or Encumbrance or paid any obligation or Liability other than Liabilities reflected in the Most Recent Fiscal Year End balance sheet and Liabilities incurred since the Most Recent Fiscal Year End in the ordinary course of business consistent with past practices;

         (e) for any reason, declared or made payment of, or set aside for payment, any dividends or distributions of any assets of any kind whatsoever in respect of any shares of the capital stock of CompuSystems (whether in cash or in kind), or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities, except as reflected in the Financial Statements or contemplated by Section 4.3 hereof;

         (f) mortgaged, pledged or subjected to lien, charge, security interest or any other Encumbrance any of its assets or properties with respect to any obligations;

         (g) sold, exchanged, transferred or otherwise disposed of any of its assets or properties, tangible and intangible, or cancelled any debts or claims, except in each case in the ordinary course of business consistent with past practices;

         (h) written down the value of any assets or properties or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business consistent with past practices;

         (i) entered into any employment agreement (except for the hiring of additional employees the need for whom was previously identified) or collective bargaining agreement, written or oral; modified the terms of any such existing agreement or contract; increased the rate of compensation payable, or to become payable, by it to any of its officers, directors, employees, consultants, agents or independent contractors, except in the ordinary course of business consistent with past practices; adopted, amended, modified, terminated or made any contributions to, or any commitments for any contributions to, any bonus, profit sharing, incentive, severance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the foregoing; or made any other change in employment terms for any of its officers, directors, employees, consultants, agents or independent contractors outside of the ordinary course of business consistent with past practices;

         (j) made or permitted any amendment or termination of any contract, agreement, lease or license to which it is a party or which it owns otherwise than in the ordinary course of business consistent with past practice;

         (k) through negotiation or otherwise made any commitment or incurred any Liability to any labor organization;

         (l) paid any severance or termination pay to any officer or employee in excess of two weeks' salary;

         (m) made any material change in any method of accounting or accounting practice except where required by a change in GAAP or reflected in the Financial Statements;

         (n) made any charitable contributions or pledges outside of the ordinary course of business consistent with past practices;

         (o) waived or released any rights of material value other than in the ordinary course of business consistent with past practices;

         (p) effected any material reduction or increase of advertising, administrative, or research and development expenses of CompuSystems other than in the ordinary course of business consistent with past practices;

         (q) made or committed to make capital expenditures (or series of related capital expenditures) either in excess of $10,000 in the aggregate (except as reflected in the Contracts) or outside of the ordinary course of business consistent with past practices;

         (r) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer, consultant or employee except in the ordinary course of business materially consistent with past practices;

         (s) made any investment in (capital or otherwise), any loan to, or any acquisition of securities or assets of, any other Person (or series of related investments, loans or acquisitions) except extensions of credit to customers in the ordinary course of business consistent with past practices;

         (t) made or authorized any change in the charter or bylaws of CompuSystems;

         (u) issued any note, bond, or other debt security, increased bank debt, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capital lease obligations involving more than $50,000 in the aggregate;

         (v) made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside of the ordinary course of business consistent with past practices; or

         (w) agreed or committed, whether in writing or not, to do any of the foregoing.

         4.7 Title to Tangible Personal Properties; Absence of Liens. (a) CompuSystems has good, valid and marketable title to, or valid and subsisting leasehold interests in, all buildings, machinery, equipment and other tangible personal properties and assets used in the business of CompuSystems, located on its premises, or shown on the balance sheet of the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of any and all Encumbrances, except for Encumbrances reflected in the Most Recent Balance Sheet and easements, rights-of-way, restrictions and covenants of record or as would be reflected by a current survey, which do not unreasonably or materially interfere with the conduct of CompuSystems business operations as currently conducted.

         (b) The assets and properties owned or leased by CompuSystems constitute all of the assets and properties necessary to conduct the business of CompuSystems in the manner in which it has previously been conducted. All such personal property is free from material defects, has been maintained in accordance with normal industry practice, is in reasonably good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it presently is used.

         4.8 Litigation. (a) There is no charge, complaint, action, suit, arbitration, proceeding, hearing or investigation (collectively, "Litigation") pending or, to the Knowledge of CompuSystems, threatened against CompuSystems in, before or by any court or arbitrator or governmental agency or authority. None of the Exchanging Stockholders and the directors and officers of CompuSystems has, to their Knowledge, any Basis to believe that any Litigation may be brought or threatened against CompuSystems. CompuSystems is not subject to any outstanding injunction, judgment, order, decree, ruling or charge.

         (b) CompuSystems has not breached, and is not in default of, any of its legal obligations with respect to any of its material licensors, licensees, collaborative and other partners, joint venturers, brokers, distributors, business consultants, franchisees, franchisors, representatives or other independent contractors.

         4.9 Compliance with Law. Each of the Exchanging Stockholders and CompuSystems and its predecessors and Affiliates have complied in all material respects with all applicable statutes, laws, ordinances, regulations, rules, orders, determinations, writs, injunctions, awards, judgments and decrees of every kind whatsoever of any and all governmental authorities applicable to CompuSystems (including all agencies thereof) or to the material assets, properties and business of CompuSystems, and no suit, action, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or threatened against CompuSystems alleging any failure to so comply, or to their Knowledge, if not in such compliance, any such violation has been cured or resolved. All governmental approvals, permits and licenses required by CompuSystems in connection with the conduct of its business have been obtained, are in full force and effect, and are being complied with in all material respects. Neither CompuSystems nor, to the Knowledge of CompuSystems, any of its employees, agents, distributors or representatives, have paid or received any bribe or other unlawful payment of money or other thing of more than nominal value, granted or accepted any unlawful extraordinary discount, or furnished or been given any other unlawful inducement to or from any person, business association or governmental entity in the United States or elsewhere in connection with or in furtherance of the business of CompuSystems, and such business is not in any manner dependent upon the making or receipt of such payment, discounts or other inducements.

         4.10 Contracts. (a) Section 4.10(a) of the Schedule of Exceptions sets forth a list of each written and oral contract or agreement outstanding as of the date hereof to which CompuSystems is a party (collectively the "Contracts" or individually a "Contract"):

                  (i) which involves the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

             (ii) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $5,000;

            (iii) which is in the nature of an employment, consulting or severance agreement or collective bargaining agreement involving the payment of more than $1,000 or not entered into in the ordinary course of business except as referenced in Sections 4.13 and 4.18;

             (iv) which is with any of the Exchanging Stockholders or their Affiliates (other than CompuSystems);

                  (v) which concerns confidentiality, nondisclosure or noncompetition other than customary restrictions in software licenses from vendors therefor;

             (vi) which is a profit sharing, stock option, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

            (vii) which by its terms is not terminable upon 90 or fewer days notice without liability in excess of $5,000 and involves the payment or receipt of $10,000 or more;

           (viii) which the consequences of a default or termination could have a materially adverse effect on the business, assets, financial condition, operations or results of operations of CompuSystems taken as a whole;

             (ix) which is in the nature of a partnership, joint venture or collaborative arrangement or relationship;

                  (x) which involves the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one (1) year, result in financial loss to CompuSystems, or involves consideration in excess of $5,000 outside the ordinary course of business consistent with past practice; or

             (xi) which is outside of the ordinary course of business or contains any provision requiring CompuSystems to indemnify any other party thereto, except for indemnity agreements with customers, certified testing laboratories and similar third parties in the ordinary course of business consistent with industry practice.

         (b) CompuSystems has delivered to Medic a correct and complete copy of each written Contract and a written summary setting forth the terms and conditions of each oral Contract. All of the Contracts are legal, valid, binding and enforceable in accordance with their respective terms against CompuSystems and, to the Knowledge of CompuSystems, any other parties thereto, and are in full force and effect on identical terms following the consummation of the transactions contemplated in this Agreement, except where consents are required as reflected herein. There is not under any Contract: (i) any existing default, breach or violation by CompuSystems or to the Knowledge of CompuSystems by any other party thereto; (ii) an event which, after notice or lapse of time or both, would constitute a default or breach by CompuSystems or to the Knowledge of CompuSystems by any other party, or permit termination, modification or acceleration, under the Contract; or (iii) any repudiation of any provision of any Contract.

         4.11 Brokers and Intermediaries. None of the Transferors has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof for which the Acquirors or CompuSystems will be liable.

         4.12 Tax Matters. CompuSystems made an election to be taxed under the provisions of Subchapter S of the Code on July 1, 1988, and has not, since such date, been taxed under the provisions of Subchapter C of the Code. CompuSystems currently utilizes the accrual method of accounting for income tax purposes, and such method of accounting has not changed since the date of its Subchapter S election. (a) CompuSystems has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by CompuSystems (whether or not shown on any Tax Return) have been paid. CompuSystems currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CompuSystems does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of CompuSystems that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for property taxes, if any, not yet due and payable.

         (b) CompuSystems has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder or other third Person.

         (c) No Transferor or director or officer (or employee responsible for Tax matters) of CompuSystems expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of CompuSystems either: (i) claimed or raised by any authority in writing; or (ii) as to which any of the Transferors or the directors and officers (and employees responsible for Tax matters) of CompuSystems has Knowledge based upon personal contact with any agent of such authority. Section 4.12(c) of the Schedule of Exceptions lists the jurisdictions for all federal, state, local and foreign income Tax Returns for which the applicable statute of limitations has not expired filed with respect to CompuSystems for taxable periods ended on or before December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit, if any. The Transferors have delivered to Medic correct and complete copies of all federal, state and local income Tax Returns for which the applicable statute of limitations has not expired, and any related examination reports and statements of deficiencies assessed against or agreed to by CompuSystems.

         (d) CompuSystems has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as the consequence of filing extensions for tax returns.

         (e) CompuSystems has not filed a consent under Code Section 341(f) concerning collapsible corporations. CompuSystems has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that shall not be deductible under Code
Section 280G. CompuSystems has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). CompuSystems has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. CompuSystems is not a party to any Tax allocation or sharing agreement. CompuSystems is not a member of an Affiliated Group filing a consolidated federal income Tax Return and has no Liability for the Taxes of any Person (other than CompuSystems) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         (f) Section 4.12(f) of the Schedule of Exceptions sets forth the following information with respect to CompuSystems as of the most recent practicable date: (i) the basis of CompuSystems in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment and other credit, unused foreign tax and excess charitable contribution.

         (g) The unpaid Taxes of CompuSystems, if and as applicable: (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth with specificity in the Most Recent Balance Sheet; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date materially in accordance with the past custom and practice of CompuSystems in filing its Tax Returns.

         4.13 Employee Benefits. (a) Section 4.13 of the Schedule of Exceptions lists each Employee Benefit Plan that CompuSystems maintains or to which CompuSystems contributes. Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

         (b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

         (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due, have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of CompuSystems. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

         (d) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

         (e) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

         (f) The Transferors have delivered to Medic correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

         (g) With respect to each Employee Benefit Plan that CompuSystems and the Controlled Group of Corporations, if any, which includes CompuSystems maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of CompuSystems, threatened.

             (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan

         (other than routine claims for benefits) is pending or, to the Knowledge of CompuSystems, threatened. None of the Exchanging Stockholders or the directors or officers (or employees with responsibility for employee benefits matters) of CompuSystems has Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

            (iii) CompuSystems has not incurred, and none of the Exchanging Stockholders or the directors or officers (or employees with responsibility for employee benefits matters) of CompuSystems has any reason to expect that CompuSystems shall incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         (h) None of CompuSystems and the other members of the Controlled Group of Corporations that includes CompuSystems, if any, contributes to ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

         (i) CompuSystems does not maintain or contribute, never has maintained or contributed and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

         4.14 Articles of Incorporation and Bylaws. CompuSystems has delivered to the Acquirors complete and correct copies of the Articles of Incorporation and Bylaws of CompuSystems, as currently in effect. The Transferors have not defaulted under or violated any provision of the Articles of Incorporation or Bylaws of CompuSystems, or if such a default or violation has occurred, the same has been cured or resolved.

         4.15 Insurance. (a) Section 4.15 of the Schedule of Exceptions sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability or workers' compensation coverage or bond or surety arrangements) or self-insurance arrangement to which CompuSystems has been a party, a named insured, or otherwise the beneficiary of coverage at any time since December 31, 1990:

                  (i) the name, address and telephone number of the agent;

             (ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

            (iii) the policy number and the period of coverage;

             (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

         (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) CompuSystems is not nor is any other party to the policy in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; (iv) no party to the policy has repudiated any provision thereof; and (v) no claims have been made during the past five years. CompuSystems has been covered since the date of its formation by insurance in scope and amount consistent with current coverage, taking into account the growth of CompuSystems' business.

         4.16 Intellectual Property. (a) CompuSystems owns or has the legal right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of CompuSystems as currently conducted and proposed to be conducted. Each item of Intellectual Property owned or used by CompuSystems immediately prior to the Closing hereunder shall be owned or used by CompuSystems on, and subject to compliance by CompuSystems after the Effective Date with, identical terms and conditions subsequent to the Effective Date. CompuSystems has taken all necessary action to reasonably maintain and protect each material item of Intellectual Property that it owns or uses.

         (b) CompuSystems has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third Persons, and none of the Transferors or the directors or officers of CompuSystems has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that CompuSystems must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Transferors or the directors or officers of CompuSystems, no third Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of CompuSystems.

         (c) CompuSystems has not and shall not utilize any inventions of any of its employees (or people it currently intends to hire, if any) made prior to their employment by CompuSystems, unless such inventions have been duly licensed or otherwise transferred to CompuSystems. CompuSystems has reasonably, in a manner consistent with industry practice, documented the record of conception of all of its Intellectual Property to a point in time during its corporate existence by its employees under and subject to the Non-Disclosure Agreements.
Section 4.16(c) of the Schedule of Exceptions identifies each patent or registration which has been issued to CompuSystems with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which CompuSystems has made with respect to any of its Intellectual Property, identifies and documents the record of conception for any of the material Intellectual Property of CompuSystems which is either a trade secret or claimed as proprietary and not subject to a patent or pending patent application, and identifies or describes by category any material license, agreement or other permission which CompuSystems has granted to any third Person with respect to any of its Intellectual Property (together with any exceptions). CompuSystems has delivered to Medic correct and complete copies of all such patents, registrations, applications, and material licenses, agreements and permissions (as amended to date) and have made available to the Acquirors correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.16(c) of the Schedule of Exceptions also identifies each material trade name or unregistered trademark used by CompuSystems in connection with its business. With respect to each material item of Intellectual Property required to be identified in Section 4.16(c) of the Schedule of Exceptions:

                  (i) CompuSystems possesses all right, title and interest in and to the item, free and clear of any Encumbrance, license or other restriction;

             (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of CompuSystems, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

             (iv) CompuSystems is not currently subject to an agreement to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item, except for indemnity agreements with customers and vendors in the ordinary course of business.

         (d) Section 4.16(d) of the Schedule of Exceptions identifies each material item of Intellectual Property that any third Person owns and that CompuSystems uses pursuant to license, sublicense, agreement or permission (except as pertains to off-the-shelf software and similar consumer products). CompuSystems has delivered to Medic correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Section 4.16(d) of the Schedule of Exceptions:

                  (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

             (ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on, and subject to compliance by CompuSystems after the Effective Time, with identical terms following the Effective Time;

            (iii) CompuSystems is not, and, to the Knowledge of CompuSystems, no other party to the license, sublicense, agreement or permission is, in breach or default, and, to the Knowledge of CompuSystems, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, thereunder;

             (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

             (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of CompuSystems, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

           (viii) CompuSystems has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission except to customers in the ordinary course of business.

         (e) Subject to the terms and conditions of the subject license or agreement, CompuSystems' ownership and/or right to the use of its material Intellectual Property shall not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third Persons as a result of the continued operation of its business as currently conducted.

         (f) None of the Transferors or the directors or officers (or employees with responsibility for Intellectual Property matters) of CompuSystems has taken any unlawful or unethical action to compromise the secrecy, confidentiality or value of any of its material trade secrets, know-how, inventions, prototypes, designs, processes or technical data (collectively "Proprietary Information") required to conduct its business as now conducted. CompuSystems has taken reasonable security measures to protect the secrecy, confidentiality and value of its Proprietary Information necessary to the conduct of its business, including requiring each employee and consultant newly employed or engaged after August 1986 to execute an agreement substantially in the form(s) attached to the Schedule of Exceptions as Appendix 4.16(f).

         (g) None of the Transferors or the directors or officers (or employees with responsibility for Intellectual Property matters) of CompuSystems has any Knowledge that any of CompuSystems' employees, officers or consultants is in violation of his or her respective noncompetition, confidentiality or non-disclosure agreement.

         4.17 Bank Accounts. Section 4.17 of the Schedule of Exceptions sets forth a true and complete list of all bank accounts of CompuSystems and all authorized signatories to each such account.

         4.18 Directors, Officers and Employees. Section 4.18 of the Schedule of Exceptions containing a correct and complete listing as of the date hereof all of the directors, officers and employees of CompuSystems, showing their names, positions and current wage or salary and rights to bonuses.

         4.19 Labor Relations; Employees. (a) CompuSystems has no collective bargaining agreements with any of its employees; there is no labor union organizing activity pending or, to the Knowledge of CompuSystems, threatened with respect to CompuSystems; and CompuSystems has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. CompuSystems has not committed any unfair labor practices. To the Knowledge of CompuSystems, no executive, key employee or group of employees has any plans to terminate employment with CompuSystems. Copies of all personnel brochures or handbooks, if any, delivered to employees or in effect since the formation of CompuSystems have been delivered to Medic.

         (b) There is no pending claim nor, to the Knowledge of CompuSystems, any Basis or grounds for any claim by any Person or party (including, but not limited to, governmental agencies of any kind) against CompuSystems arising out of any federal, state, county, local or foreign statute, ordinance or regulation relating to discrimination against employees or any other employee practices, including without limitation retirement or labor relations, or occupational, safety and/or health standards, sexual harassment or intentional infliction of emotional distress.

         4.20  Transactions  with  Related  Parties.   None  of  the  Exchanging
Stockholders or any present or former officer, director or stockholder of CompuSystems, and no Affiliate of the Exchanging stockholders or of such officer, director or stockholder: (i) has been involved in any business (excluding relationships and payments arising from the employment or retention by CompuSystems of any such persons in the ordinary course of business) arrangement or relationship with CompuSystems, including, without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services, by, rental of real or personal property from or otherwise requiring payment to any such officer, director, stockholder or Affiliate; or (ii) owns any asset, tangible or intangible, which is used in the business of CompuSystems as currently conducted.

         4.21 Copies of Documents. True, correct and complete copies of all documents listed in the Schedule of Exceptions with respect to the representations and warranties contained in this Article 4 have been heretofore delivered to Medic.

         4.22 Real Property. (a) CompuSystems owns no real property.

         (b) Section 4.22(b) of the Schedule of Exceptions lists and describes briefly all real property leased or subleased to or by CompuSystems. CompuSystems has delivered to Medic correct and complete copies of the leases and subleases (as amended to date)listed in Section 4.22(b) of the Schedule of Exceptions.

With respect to each such lease and sublease:

              (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

             (ii) the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on, and subject to compliance by CompuSystems after the Effective Date with, identical terms following the consummation of the transactions contemplated hereby;

            (iii) CompuSystems is not, and, to CompuSystems' Knowledge, no other party to the lease or sublease is, in breach or default, and, to the Knowledge of CompuSystems, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

             (iv) no party to the lease or sublease has repudiated any provision thereof;

              (v) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

             (vi) with respect to each sublease, the representations and warranties set forth in clauses (i) through (v) above are true and correct with respect to the underlying lease;

            (vii) CompuSystems has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

           (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations, as set forth in, and subject to Section 4.9;

             (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

              (x)  to   the   Knowledge   of   CompuSystems,  the  owner  of the
         facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants and other restrictions which do not unreasonably interfere with CompuSystems' current use of the property.

         4.23 Books and Records. The stock records of CompuSystems are in all material respects complete and accurate, and the minute books of CompuSystems accurately reflect the actions taken at stockholder and director meetings or by unanimous written consent and are in all material respects correct, complete and accurate.

         4.24 Environmental Matters. (a) In all material respects, CompuSystems has complied and is in compliance with all local, state and federal statutes, ordinances, and regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (codified as amended, 42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA") and the Resource Conservation and Recovery Act (codified as amended, 42 U.S.C. ss.ss. 6901 et seq.) ("RCARA").

         (b) CompuSystems has obtained all required local, state and federal permits, licenses, certificates and approvals, if any, relating to: (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any local, state or federal statute, ordinance or regulation); (vi) the use, storage, transportation or disposal of petroleum or petroleum products; or (vii) other environmental, health and safety matters.

         (c) CompuSystems has not caused, suffered, permitted or sustained any emission, spill, release or discharge of any toxic or hazardous substances or wastes, or any petroleum products, into or upon: (i) the air; (ii) soils or any improvements located thereon, whether on CompuSystems' property or elsewhere;
(iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

         (d) None of the Transferors or the officers or directors (including employees responsible for environmental matters) of CompuSystems has received written notice of any actual or potential claims, orders, directives, citations or causes of action based on actual or alleged violations of any local, state, or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA or RCARA, or oral or written notice of any actual or potential common law claims or causes of action based upon CompuSystems' actual or alleged involvement with or use of any substance regulated by local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety.

         (e) None of the Transferors or the officers or directors (including employees responsible for environmental matters) of CompuSystems has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action under any local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA and RCARA, based upon or arising out of its actual or alleged disposal of hazardous wastes or substances, whether on or off real property being operated by CompuSystems.

         (f) None of the Transferors or the officers or directors (including employees responsible for environmental matters) of CompuSystems has any Knowledge of any condition on any of the real property owned or leased by CompuSystems which may reasonably be expected to give rise to any claim, order, directive, citation or cause of action based on any local, state or federal statute, ordinance or regulation dealing with protection of the environment or public health and safety, including, but not limited to, CERCLA or RCARA.

         4.25 Guaranties. CompuSystems is not a guarantor or otherwise liable for any Liability or obligation of any Person other than itself (including indebtedness of any other Person).

         4.26 Government Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal or foreign governmental authority on the part of any of the Exchanging Stockholders because of any special characteristic of such Exchanging Stockholder is required in connection with the valid execution and delivery of this Agreement and the consummation by the Exchanging Stockholders of the transactions contemplated hereby.

         4.27 Manufacturing Rights. CompuSystems has not granted rights to manufacture or sell its products, processes or technology to any other Person, except (if at all) for the exclusive benefit of CompuSystems.

         4.28 HSR Act Filing. Compusystems did not derive annual sales or revenues in excess of $1,000,000 in 1995 from CompuSystems' manufacture of products within industries 2000-3999 as coded in the Standard Industrial Classification Manual (1972 edition) for purposes of the HSR Act. The consolidated total assets of Compusystems and the Transferors (pursuant to the provisions of the HSR Act and the Rules promulgated thereunder) which must be taken into account for purposes of Section A(a)(2) of the HSR Act (18 U.S.C.
18a) are less than $10,000,000.00 at the date of the last regularly prepared balance sheet of CompuSystems prior to the Closing.

         4.29 Disclosure. Nothing disclosed in the Schedule of Exceptions as an exception to a representation or warranty of the Exchanging Stockholders shall be deemed adequate to disclose an exception to a representation or warranty made herein unless it refers to an agreement delivered to Medic or unless it identifies the exception with reasonable particularity and includes a brief description of the facts or obligation. To the Knowledge of CompuSystems, no information about CompuSystems contained in this Agreement, the Ancillary Agreements, the Financial Statements or any written statement furnished by or on behalf of the Transferors pursuant to the terms of this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading in light of the circumstances under which made.

                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE ACQUIRORS

         The  Acquirors   jointly  and   severally   represent  and  warrant  to
CompuSystems, the Exchanging Stockholders and the Premises Stockholders that:

         5.1 Organization and Authority of the Acquirors. Medic and CompuSystems Acquisition are corporations duly incorporated, validly existing and in good standing under the laws of the State of North Carolina with the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Acquirors. This Agreement has been, and at the Closing the Ancillary Agreements shall be, duly executed and delivered by each of the Acquirors and constitutes the valid, binding and enforceable obligation of each of the Acquirors, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         5.2 Ability to Carry Out the Agreement. Neither of the Acquirors is subject to or bound by any provision of:

                  (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

             (ii) any articles or certificate of incorporation or bylaws;

            (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship other restriction of any kind or character whatsoever; or

             (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by or would result in any penalty, forfeiture or contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any material agreement which has not been obtained required for, the execution, delivery and performance by each of the Acquirors of this Agreement and the transactions contemplated hereby, other than violations, penalties, forfeitures, contract terminations, defaults or failure to obtain consents which, singly or in the aggregate, shall not have a material adverse effect on the enforceability or validity of this Agreement or the ability of the Acquirors to perform their obligations hereunder.

         5.3 Capitalization. Medic is authorized to issue: (i) Twenty Million (20,000,000) shares of Medic Common Stock of which 11,808,221 shares were issued and outstanding as of May 10, 1996; and (ii) Five Million (5,000,000) shares of Preferred Stock, $0.01 par value per share, none of which is issued and outstanding. Medic also has reserved: 980,000 shares of Medic Common Stock for issuance pursuant to its Amended and Restated Stock Plan and has granted options to purchase 646,223 shares thereunder; and 25,000 shares for issuance pursuant to its Employee Stock Purchase Plan, none of which have been issued. All of the Merger Shares and the Premises Shares to be issued in the Merger have been duly authorized and are reserved for issuance pursuant to this Agreement, and, upon the consummation of the transactions contemplated hereby, shall be validly issued, fully paid, nonassessable and not subject to preemptive rights.

         5.4 Brokers and Intermediaries. None of the Acquirors has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

         5.5 Securities Law Filings. Medic has previously furnished to CompuSystems, the Exchanging Stockholders and the Premises Stockholders copies of: (i) its Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the SEC on April 1, 1996; and (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the SEC on May 3, 1996. Such Reports, as of the date of the filing thereof with the SEC, complied as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder and, to the Knowledge of the Acquirors, no information about the Acquirors contained in this Agreement, the Ancillary Agreements or any written statement furnished by the Acquirors pursuant to this Agreement, and no information contained in the foregoing securities law filings, contained, as of the date thereof, any untrue statement of material fact or omits to state any material fact necessary in order to make the statements and information contained herein and therein not misleading in light of the circumstances under which made.

         5.6 Purchase For Investment. The CompuSystems Shares to be acquired by the Acquirors pursuant to the Merger will be acquired for the Acquirors' own account for investment purposes only and without any present intention to resell, transfer or otherwise dispose of the CompuSystems Shares. Acquirors do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third persons, with respect to any of the CompuSystems Shares to be acquired hereunder. Acquirors understand that the CompuSystems Shares are not registered under the 1933 Act or any applicable state securities laws and that any sale, transfer or other disposition of the shares must be made only pursuant to any effective registration under applicable federal and state securities laws or any available exemption therefrom. Acquirors collectively have total assets in excess of $5,000,000, and have such knowledge and experience in financial, business, and investment matters that they are capable of evaluating the risks and merits of acquiring the CompuSystems Shares. No compensation or consideration to be paid by Acquirors to the Exchanging Stockholders, CompuSystems or its Affiliates, or any other person shall, as among the parties hereto, constitute a commission or other remuneration in connection with procuring the sale or purchase of the CompuSystems Shares or the soliciting of any prospective buyer or seller for such shares. The CompuSystems Shares to be acquired hereunder were not offered to Acquirors by, and Acquirors are not otherwise aware of, any general advertising or general solicitation in connection with the sale of the CompuSystems Shares or the business which is the subject hereof.


                                    ARTICLE 6

                        CERTAIN COVENANTS AND AGREEMENTS

         6.1 Full Access. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, CompuSystems shall permit representatives of the Acquirors to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of CompuSystems, to all premises, customers, employees, properties, books, records, contracts, tax records, and documents of or pertaining to CompuSystems. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, Medic shall permit representatives of the Transferors and the Premises Stockholders to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Medic, to all premises, customers, employees, properties, books, records, contracts, tax records and documents of or pertaining to Medic.

         6.2 Regulatory Filings; Consents. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section
3.3 above, each of the parties hereto shall: (i) take any additional action that is necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of governments and governmental agencies that it is required to give, make or obtain in order to effect the transactions contemplated hereunder; and (ii) furnish to the other party or parties hereto, as the case may be, such necessary information and reasonable assistance as such other party or parties may reasonably request in connection with its or their preparation of necessary filings or submissions to any governmental agency. CompuSystems shall give any notices to third Persons, and shall use its best efforts to obtain any third Person consents, that Medic may request in connection with the matters referred to in Section 4.2 above.

         6.3 Conduct of Business. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, and except as otherwise contemplated by this Agreement or consented to or approved by Medic in writing, CompuSystems shall not engage in any practice, take an action, embark on any course of action, or enter into any transaction outside the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, CompuSystems shall, during the period specified in the first sentence of this Section 6.3:

                  (i) not take any action, engage in any practice or enter into any transaction of the nature or sort referred to in subsections (a) through (w) of Section 4.6, except as permitted therein;

             (ii) cause the business conducted by CompuSystems to be operated in all respects in the ordinary and usual course and use its best efforts to keep and preserve its business and properties intact, including its present operations, physical facilities, working conditions and relationships with employees, clients, suppliers, customers, lessors and licensors of such business;

            (iii) not effect or authorize any change or amendment to the Articles of Incorporation or Bylaws of CompuSystems;

             (iv) maintain in full force and effect all of CompuSystems' existing casualty, liability and other insurance until the Closing Date in amounts not less than those in effect on the date hereof;

                  (v) provide Medic with unaudited monthly CompuSystems balance sheets, statements of income and expenses, changes in stockholders' equity and cash flows within fifteen (15) days of the end of each such month;

             (vi) not declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock except as set forth in
         Section 4.3 or in the ordinary course of business for an "S" corporation consistent with past practice; and

            (vii) promptly notify the Acquirors in writing of: (i) any actions, suits or proceedings instituted or overtly threatened against CompuSystems at law or in equity or admiralty, before or by any court or governmental authority;

         (ii) any material changes in CompuSystems personnel; and (iii) any adverse development causing a breach of any of the representations and warranties contained in Article 4 above. No disclosure by CompuSystems pursuant to this subsection 6.3(vii) shall be deemed to amend or supplement the disclosures contained in any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         6.4 Confidentiality. The parties agree that until the Effective Date, without Transferor's consent, the availability of CompuSystems for sale, the existence of this Agreement and the negotiation and pursuit of the transactions contemplated herein (including the Letter of Intent dated April 26, 1996) shall be confidential and shall not be made public or used competitively or otherwise, and shall not be disclosed (except to the extent required by Section 6.6 hereof, applicable law or stock exchange or market regulation, or compelled by court order or discovery process). In addition, each party to this Agreement agrees that all information concerning the business, operations, plans, prospects, employees, customers, financial status and offices of the other parties to the Agreement that is not generally available to the public ("Confidential Information") and obtained from such other party shall be deemed confidential and shall not be disclosed to any Person for any reason or purpose whatsoever, except in connection with this Agreement, to the parties and their representatives involved in this transaction, or as may by required by law or stock exchange or market regulation, or compelled by court order or discovery process; and in no event shall such Confidential Information be used competitively by the recipient or its Affiliates prior to the Effective Date. In the event this Agreement is terminated, all such Confidential Information shall, upon request, be returned to the appropriate parties, together with any and all copies made thereof.

         6.5 Books and Records. Medic shall retain all books, records and other documents pertaining to the business of CompuSystems in existence on the Closing Date for a period of at least seven years from the Closing Date and shall make the same reasonably available after the Closing Date for such seven-year period for inspection and copying by the Exchanging Stockholders and the Premises Stockholders at their expense during the normal business hours of Medic, upon reasonable request and upon reasonable notice.

         6.6 Announcement. At the earlier of (a) 14 days after the execution of this Agreement, or (b) promptly, but no sooner than one (1) business day, after the Effective Time, Medic shall make a public statement approved by Medic and the Exchanging Stockholders with respect to this Agreement and the transactions contemplated hereby; provided however, that if this Agreement is terminated before the Effective Date, Medic shall not make such public statement, unless required by applicably law or stock exchange or market regulation. Otherwise, prior to the Closing, no party to this Agreement shall issue any press release or public statement or otherwise publicize information with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other parties to this Agreement (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation.

         6.7 Best Efforts. Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each of the parties hereto shall use its respective best efforts to take all action and do such acts and things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth in Articles 7 and 8 below).

         6.8 Discussion With Others. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, none of the Transferors or the Premises Stockholders shall: (i) negotiate, pursue, solicit, initiate or knowingly encourage the submission of any proposal or offer from any third Person concerning the sale or acquisition of any capital stock or other voting securities, or all or substantially all assets of, CompuSystems (including any acquisition structured as a merger, consolidation or share exchange) or the Premises; or (ii) engage or participate in any discussions or negotiations regarding, enter into any agreement with respect to, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third Person to do or seek any of the foregoing. The Transferors and the Premises Stockholders shall immediately notify Medic if any third Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         6.9 Cooperation in Tax Returns and Litigation. Each party hereto shall fully cooperate with the other in the preparation of tax returns and the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of CompuSystems prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         6.10 Fairness Hearing; Stock Transfer Restrictions. (a) Medic and the Transferors and the Premises Stockholders shall cooperate and exercise their respective best efforts to participate in a fairness hearing (a "Fairness Hearing") with the Securities Division of the Department of the Secretary of State of North Carolina (the "Securities Division"), pursuant to Section 78A-30 of the North Carolina Securities Act and Section 3(a)(10) of the 1933 Act, in order to secure an exemption from registration under the 1933 Act for the Merger Shares and the Premises Shares. The parties agree to pursue confidential treatment of the application and submission for, and the conduct and results of, such hearing pursuant to Section 78A-49(g) of the North Carolina Securities Act.

         (b) Each of the Exchanging Stockholders and the Premises Stockholders acknowledges, represents, warrants and covenants as follows:

             (i) The resale of the Merger Shares and the Premises Shares shall be subject to the current public information, volume, manner of sale and brokers' transactions limitations contained in paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the 1933 Act by virtue of the restrictions contained in Rule 145(d)(1) promulgated under the 1933 Act and the status of the Exchanging Stockholders as "affiliates" of CompuSystems within the meaning of Rule 145(c) promulgated under the 1933 Act but shall not be subject to the holding period restrictions of paragraph (d) of Rule 144 promulgated under the 1933 Act; and

            (ii) Medic may put "stop transfer" orders in place with its transfer agent to ensure compliance with the provisions of Sections 6.10 and 6.11.

         6.11 Pooling Treatment Covenant. Each of the Exchanging Stockholders and the Premises Stockholders shall not (a) dispose of any of his respective Merger Shares or the Premises Shares in a manner, (b) take any action within their control, or (c) fail to take any action, that would disqualify the Merger from pooling of interests accounting treatment pursuant to Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" or any other applicable rules, regulations or interpretations, including but not limited to those promulgated by the Securities and Exchange Commission.

         6.12 Medic SEC Documents. Prior to the Closing, Medic shall furnish to CompuSystems true and complete copies of any filings made by Medic with the SEC under the 1933 Act or the 1934 Act since the date of this Agreement. Medic shall publicly release its earnings report including the first 30 days of consolidated earnings of Medic and CompuSystems on or before the third Wednesday of the month after the calendar month-end first occurring after the Closing (provided that Medic receives CompuSystems' final results of operations for such period on or before the sixth business day of such month, for which Medic shall exercise good faith and use its best efforts in assisting CompuSystems), and shall provide a copy of same to the Exchanging Stockholders and the Premises Stockholders promptly after issuing such release. Medic also shall use its best efforts to, for a period of at least 2 years after the Closing, timely comply with all requirements for periodic filings and other reporting set forth in Rule 144(c) promulgated under the 1933 Act.

         6.13 Notice By Acquirors. Acquirors agree that should they acquire Knowledge prior to Closing, as a result of their investigation of CompuSystems pursuant to this Agreement or otherwise, of any breach of the representations and warranties contained in Article 4 above, Acquirors will notify the Exchanging Stockholders of such breach in writing prior to Closing; provided such notice shall not constitute a waiver of any Acquirors' rights and CompuSystems shall have opportunity to cure such violation prior to Closing.

         6.14 Confidentiality and Non-Disclosure Agreements. After the Closing the parties shall use their respective best efforts to get each of the employees, officers and consultants of CompuSystems to enter into and deliver a confidentiality and non-disclosure agreement with CompuSystems in Medic's standard form.

         6.15 Dividend; Taxes. To the extent that the provisions hereof will not disqualify the transactions contemplated hereby from pooling of interests accounting treatment:

                  (a) Medic and the Exchanging Stockholders agree that in the event that subsequent to the Effective Date they collectively determine that the cash dividend paid pursuant to Section 4.3(a) was made in an incorrect amount, then if such dividend was underpaid CompuSystems shall promptly pay the Exchanging Stockholders the amount of the difference, and if overpaid the Exchanging Stockholders shall promptly pay CompuSystems the difference; and

                  (b) The Exchanging Stockholders will prepare and file (or have prepared and filed), after review by Arthur Andersen LLP and Coopers & Lybrand L.L.P., CompuSystems' and the Exchanging Stockholders' tax returns for the taxable period ending on the Effective Date, on a basis consistent with prior returns. In the event that Medic actually receives a deduction on its consolidated tax return(s) as a result of the Exchanging Stockholders' tax returns having been audited by the relevant taxing authority and such audit resulting in the imposition of additional tax being required to be paid by the Exchanging Stockholders, Medic shall pay the Exchanging Stockholder, pro rata, the lesser of the amount of the tax benefit to Medic attributable to such additional tax or the amount of such additional tax actually paid by the Exchanging Stockholders.

                                   ARTICLE 6A

                            TRANSFER OF THE PREMISES

         6A.1  Transfer and Mechanics.

                  (a) Transfer. At the Effective Time, the Nexsen B. Johnson and Sylvia Johnson (collectively, the "Premises Stockholders") shall transfer to CompuSystems Acquisition full right, title and interest in and to the Premises in exchange for the Premises Shares, which shall be issued to the Premises Stockholders in equal amounts.

                  (b) Issuance of Stock Certificates. As promptly as practicable after the recording of the deed necessary to effect the transfer of the Premises as set forth in Section 6A.1(a) above, Medic or its transfer agent shall deliver to the Premises Stockholders one or more certificates representing the Premises Shares to which they are entitled. The certificates representing Medic Common Stock issued pursuant to this subsection shall be in such denominations reasonably requested in writing in advance by the Premises Stockholders. Notwithstanding anything to the contrary herein, a portion of the Premises Shares otherwise transferable to the Premises Stockholders pursuant to this
Article 6A, will be held in trust by Medic as described in and pursuant to the provisions of Section 10.5 of this Agreement. Each share of Medic Common Stock issued pursuant to this subsection shall be validly issued, fully paid, and non-assessable upon transfer of the Premises as contemplated by this Section.

                  (c) Fractional Shares. No fractional shares of Medic Common Stock shall be issued to the Premises Stockholders in connection herewith. Any Premises Stockholder who would otherwise be entitled to receive a fractional share pursuant hereto shall receive cash for such fractional share at a per share rate equal to the closing ask price of Medic Common Stock on the NASDAQ National Market System on the day immediately preceding the Closing Date.

         6A.2  Adjustment to Premises Shares.

                  (a) Appraisal of Premises. Medic and the Premises Stockholders agree that as promptly as practicable after the Effective Date, the appraised value of the Premises (the "Appraised Value") shall be determined in the following manner: Each party shall choose a professional appraiser who shall separately appraise the value of the Premises. If there is a discrepancy between the value of the Premises as separately appraised by the two appraisers and the amount of such discrepancy is less than $100,000.00, then the Appraised Value shall be the average of the two appraisals; if there is a discrepancy equal to or greater than $100,000.00, then the two appraisers shall select a third professional appraiser, who shall

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



separately appraise the value of the Premises, and the Appraised Value shall be the median of the three appraisals.

                  (b) Survey of Premises. Medic and the Premises Stockholders agree that as promptly as practicable after the Effective Date, Medic, at its sole cost and expense, shall obtain an as-built survey of the Premises from a Registered Land Surveyor. Promptly after the survey has been completed, Medic and the Premises Stockholders shall cooperate to resolve or remove all encroachments, discrepancies, problems and violations under the Permitted Exceptions (as defined in the deed necessary to effect the transfer of the Premises as set forth in Section 6A.1 above) and revealed by the survey. All reasonable costs and expenses incurred in resolving or removing such encroachments, discrepancies, problems and violations shall be subtracted from the Appraised Value (as determined in accordance with subsection (a) of this Section 6A.2).

                  (c) Adjustment to Premises Shares. Promptly after the Appraised Value has been determined and adjusted as described in subsections (a) and (b) of this Section 6A.2, (1) the number of Premises Shares shall be adjusted to reflect the difference, if any, between the Appraised Value and $2,287,500.00, such that the number of Premises Shares shall thereafter be that number of shares of Medic Common Stock calculated as the quotient of the Appraised Value less the aggregate principal amount of the NationsBank Loan as of immediately prior to the Effective Time (approximately $1,300,000.00) divided by $90.00; (2) a proportionate adjustment, if necessary, shall be made to the number of Holdback Shares; and (3) either Medic or the Premises Stockholders shall deliver stock certificates to the other, as necessary, in order to reflect any adjustment in the number of Premises Shares and Holdback Shares.

         6A.3 Representations and Warranties of Premises Stockholders. Except as otherwise set forth in the Schedule of Exceptions attached hereto as Exhibit C (the "Schedule of Exceptions"), the Premises Stockholders, jointly and severally, represent and warrant to the Acquirors that the representations and warranties contained in this Section 6A.3 are true, correct and complete as of the date of this Agreement; provided, however, that Sylvia Johnson makes all of the following representations and warranties only to her Knowledge.

         6A.3.1 Authority. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Premises Stockholders. This Agreement has been, and at the Closing the Ancillary Agreements shall be, duly executed and delivered by each of the Premises Stockholders and constitutes the valid, binding and enforceable obligation of each of the Premises Stockholders, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         6A.3.2 Ability to Carry Out the Agreement. Neither of the Premises Stockholders is subject to or bound by any provision of:

                  (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

             (ii) any articles or certificate of incorporation or bylaws;

            (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction of any kind or character whatsoever; or

             (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by, or would result in any penalty, forfeiture or material contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any contract which has not been obtained required for, the execution, delivery and performance by each of the Premises Stockholders of this Agreement and the transactions contemplated hereby (provided, however, that the Premises Stockholders make no representation or warranty in this Section 6A.3. as to application of the HSR Act).

         6A.3.3 Title; Absence of Liens. (a) The Premises Stockholders have good, valid and marketable fee-simple title to the Premises, free and clear of any and all Encumbrances, except for the NationsBank Loan and easements, rights-of-way, restrictions and covenants of record or as would be reflected by a current survey, which do not unreasonably or materially interfere with the ownership and lawful operation of the Premises by the Premises Stockholders and the conduct of CompuSystems business operations as currently conducted. All assessments due for the Premises under the covenants, conditions and restrictions of the Carolina Research Park have been paid and are current.

         (b) The Premises, including, without limitation, the electrical, plumbing and HVAC systems therein, are structurally sound, free from material defects, has been maintained in accordance with normal industry practice, is in reasonably good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which presently used.

         6A.3.4 Litigation. (a) There is no Litigation pending or, to the Knowledge of the Premises Stockholders, threatened against the Premises Stockholders or the Premises in, before or by any court or arbitrator or governmental agency or authority. None of the Premises Stockholders has, to their Knowledge, any Basis to believe that any Litigation may be brought or threatened against them or the Premises. Neither the Premises nor the Premises Stockholders is subject to any outstanding injunction, judgment, order, decree, ruling or charge.

         (b) Neither of the Premises Stockholders has breached, and is in default of, any of its legal obligations with respect to or affecting the Premises.

         6A.3.5 Compliance with Law. Each of the Premises Stockholders and its Affiliates and the Premises have complied in all material respects with all applicable statutes, laws, ordinances, regulations, rules, orders, determinations, writs, injunctions, awards, judgments and decrees of every kind whatsoever of any and all governmental authorities applicable to the Premises, and no suit, action, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or threatened alleging any failure to so comply, or to their Knowledge, if not in such compliance, any such violation has been cured or resolved. All governmental approvals, permits and licenses required by or for the Premises have been obtained, are in full force and effect, and are being complied with in all material respects.

         6A.3.6 Brokers and Intermediaries. None of the Premises Stockholders has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof for which the Acquirors or CompuSystems will be liable.

         6A.3.7 Copies of Documents. True, correct and complete copies of all documents listed in the Schedule of Exceptions with respect to the representations and warranties contained in this Section 6A.3 have been heretofore delivered to Medic.

         6A.3.8 Leases. There are no leases of the Premises other than to CompuSystems, a copy of which has been delivered to Medic.

         6A.3.9 Environmental Matters. (a) In all material respects, the Premises has complied and is in compliance with all local, state and federal statutes, ordinances, and regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the CERCLA and RCARA.


         (b) The Premises Stockholders or its tenant(s) have obtained and are in material compliance with all required local, state and federal permits, licenses, certificates and approvals, if any, relating to: (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any local, state or federal statute, ordinance or regulation); (vi) the use, storage, transportation or disposal of petroleum or petroleum products; or (vii) other environmental, health and safety matters.

         (c) With respect to the Premises, the Premises Stockholders have not caused, suffered, permitted or sustained any emission, spill, release or discharge of any toxic or hazardous substances or wastes, or any petroleum products, into or upon: (i) the air; (ii) soils or any improvements located thereon; (iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

         (d) None of the Premises Stockholders has received written notice of any actual or potential claims, orders, directives, citations or causes of action based on actual or alleged violations of any local, state, or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA or RCARA, or oral or written notice of any actual or potential common law claims or causes of action based upon actual or alleged involvement with or use of any substance regulated by local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety on the Premises.

         (e) None of the Premises Stockholders has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action under any local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA and RCARA, based upon or arising out of its actual or alleged disposal of hazardous wastes or substances, whether on or off the Premises.

         (f) None of the Premises Stockholders has any Knowledge of any condition on the Premises which may reasonably be expected to give rise to any claim, order, directive, citation or cause of action based on any local, state or federal statute, ordinance or regulation dealing with protection of the environment or public health and safety, including, but not limited to, CERCLA or RCARA.

         6A.3.10 Government Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal or foreign governmental authority on the part of any of the Premises Stockholders because of any special

S
characteristic of such Premises Stockholder is required in connection with the valid execution and delivery of this Agreement and the consummation by the Premises Stockholders of the transactions contemplated hereby.

         6A.3.11 Disclosure. Nothing disclosed in the Schedule of Exceptions as an exception to a representation or warranty of the Premises Stockholders shall be deemed adequate to disclose an exception to a representation or warranty made herein unless it refers to an agreement delivered to Medic or unless it identifies the exception with reasonable particularity and includes a brief description of the facts or obligation. To the Knowledge of the Premises Stockholders, no information about the Premises contained in this Agreement, the Ancillary Agreements or any written statement furnished by or on behalf of the Premises Stockholders pursuant to the terms of this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading in light of the circumstances under which made.

         6A.4 Release. The Acquirors shall timely pay all debts and other obligations under the NationsBank Loan and shall take all action and do such acts and things necessary in order to release the Premise Stockholders from any Liabilities under the NationsBank Loan (except to the extent any such debts, obligations or liabilities arise out of or are based upon intentional misrepresentations or other fraudulent conduct of the Premises Stockholders with respect to the NationsBank Loan), including the release of any collateral of the Premises Stockholders with respect to the NationsBank Loan, other than the Premises.


                                    ARTICLE 7

          CONDITIONS PRECEDENT OF TRANSFERORS AND PREMISES STOCKHOLDERS

         The obligation of the Transferors and the Premises Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of each of the following conditions prior to or at the Closing:

         7.1 Representations and Warranties. The representations and warranties of the Acquirors made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

         7.2 Agreements. The Acquirors shall have performed and complied in all material respects with all their respective undertakings, covenants and agreements required by this Agreement to be performed or complied with by the Acquirors prior to or at the Closing.

         7.3 Performance Certificates. CompuSystems shall have been furnished with a certificate of a proper officer of Medic and a certificate of a proper officer of CompuSystems Acquisition, both dated as of the Closing Date, each certifying to the effect that each of the conditions contained in Sections 7.1 and 7.2 above has been satisfied in all respects.

         7.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against the Acquirors, the Transferors, the Premises Stockholders or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

         7.5 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any material applicable law, statute, rule or regulation for which a waiver has not been obtained and where such violation would make illegal or otherwise prevent the consummation of the Merger.

         7.6 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of CompuSystems or the Acquirors, necessary on the part of CompuSystems or Acquirors, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated, as applicable). CompuSystems shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

         7.7 Opinion of the Acquirors' Counsel. The Exchanging Stockholders and the Premises Stockholders shall have received an opinion of Wyrick, Robbins, Yates & Ponton L.L.P., counsel for the Acquirors, dated as of the Closing Date, addressed to the Exchanging Stockholders and the Premises Stockholders, to the effect and substantially in the form of Exhibit E.

         7.8 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the

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



parties to this Agreement with respect to the transactions contemplated by this Agreement.

         7.9 Tax-Free Reorganization. The Merger shall constitute a tax-free reorganization under the provisions of Code Section 368.

         7.10 Stockholder Approval. This Agreement and the Merger shall have been duly approved by the stockholders of CompuSystems in accordance with the applicable provisions of the South Carolina Business Corporation Act and CompuSystems' Articles of Incorporation and Bylaws, each as amended to date.

         7.11 Employment Agreements. All relevant parties shall have entered into and delivered the employment, non-disclosure and noncompetition agreements in form and substance as set forth in Exhibits F and G, respectively, and the same shall be in full force and effect.

         7.12 Fairness Hearing. Within 5 business days after the Fairness Hearing, the Securities Division shall have issued an order approving the issuance of shares pursuant to Section 78A-30 of the North Carolina Securities Act and no stop order suspending the effectiveness thereof shall be issued or in effect and no other proceeding for that purpose shall have been instituted.

         7.13 Miscellaneous Closing Deliveries. CompuSystems shall have received each of the following:

         (a) all documents, instruments and other closing deliveries specified in subsection 3.2(b) above;

         (b) a fully executed election under Code Section 1377(a)(2); and

         (c) such evidence as CompuSystems may reasonably request in order to establish: (i) the power and authority of each of the Acquirors to consummate the transactions contemplated by this Agreement; (ii) compliance with the conditions of Closing set forth herein; and (iii) satisfactory completion of all corporate proceedings to be taken in connection with the transactions contemplated by this Agreement together with certified copies of necessary resolutions duly adopted by the stockholders and directors of the Acquirors (to the extent required by law) approving the Merger and the execution and delivery of this Agreement and all other corporate action necessary to enable the Acquirors to comply with the terms of this Agreement.

         7.14 Good Faith. In order for any condition precedent in this Article 7, the accomplishment of which is within the control of Transferors or the Premises Stockholders, to be effective for the benefit of Transferors or the Premises Stockholders, Transferors and the Premises Stockholders shall have exercised their good faith and best efforts toward the accomplishing of same.

The Transferors and the Premises Stockholders may waive any condition specified in this Article 7 if each of them executes a writing so stating at or prior to the Closing.


                                    ARTICLE 8

                      CONDITIONS PRECEDENT OF THE ACQUIRORS

         The obligation of the Acquirors to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of each of the following conditions prior to or at the Closing:

         8.1 Representations and Warranties. The representations and warranties of the Exchanging Stockholders and the Premises Stockholders made hereunder shall be true in all respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all respects as of such date.

         8.2 Agreements. The Transferors and the Premises Stockholders shall have performed and complied in all respects with all of their respective undertakings and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

         8.3 Performance Certificates. The Acquirors shall have been furnished with a certificate of CompuSystems and each of the Exchanging Stockholders and Premises Stockholders, dated as of the Closing Date, certifying that the conditions contained in Sections 8.1, 8.2 and (with respect to the Exchanging Stockholders only) 8.14 hereof have been satisfied in all respects.

         8.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against the Acquirors, the Transferors, the Premises Stockholders or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

         8.5 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any applicable law, statute, rule or regulation for which a waiver has not been obtained and where such violation would make illegal or otherwise prevent the consummation of the Merger.

         8.6 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of CompuSystems or Acquirors, necessary on the part of CompuSystems or Acquirors, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable). Medic shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

         8.7 Opinion of Transferors' and Premises Stockholders' Counsel. Medic shall have received an opinion of Nexsen Pruet Jacobs & Pollard, L.L.P., counsel of the Transferors and the Premises Stockholders, dated as of the Closing Date, addressed to Medic to the effect and substantially in the form of Exhibit H.

         8.8 No Adverse Change. Since the Most Recent Fiscal Year End, there shall have been no material adverse change in the assets, business, operations, results of operations or financial condition of CompuSystems, except events or changes contemplated by this Agreement, changes consented to in writing by Medic and changes in the ordinary course of business which are not, either individually or in the aggregate, materially adverse.

         8.9 Resignations. The Acquirors shall have received resignations, effective as of the Closing, of each officer and director of CompuSystems other than those whom Medic shall have specified in writing prior to the Closing.

         8.10 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement or which materially adversely affect the assets, property, operations, results of operations or financial condition of CompuSystems.

         8.11 Employment Agreements. The relevant parties shall have entered into the employment agreements in form and substance as set forth in Exhibits F and G, respectively, and the same shall be in full force and effect.

         8.12 Pooling Letters. Medic shall have received letters, satisfactory to Medic, of Coopers & Lybrand L.L.P. and Arthur Andersen LLP, dated as of the Closing Date, addressed to Medic with respect to whether CompuSystems qualifies as an entity that may be a party to a business combination for which the pooling-of-interest method of accounting would be available.

         8.13 Due Diligence. The completion of a due diligence investigation of CompuSystems by Medic satisfactory to Medic.

         8.14 CompuSystems Common Stock. All shares of the capital stock of CompuSystems owned by the Exchanging Stockholders shall be free and clear of any and all Encumbrances (other than transfer restrictions under applicable securities laws).

         8.15 Stockholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of holders of not less than one hundred percent (100%) of the CompuSystems Common Stock on a fully-diluted and as-converted basis (including the holders of any convertible security of CompuSystems) in favor of this Agreement and the Merger. In connection with such approval, there shall exist no Dissenting Shares.

         8.16 Premises Deliveries. The Acquirors shall have received from the Premises Stockholders, at the latter's cost, a title insurance commitment, insuring as to matters of title, in the amount of at least $2,287,500.00, in form and substance acceptable to the Acquirors, as well as copies of all title exceptions with respect to the Premises. The Acquirors shall pay the premium for the title insurance policy.

         8.17  Miscellaneous  Closing  Deliveries.   The  Acquirors  shall  have
received each of the following:

         (a) all documents, instruments and other closing deliveries specified in Section 3.2(a) above;

         (b) a fully executed election under Code Section 1377(a)(2); and

         (b) such evidence as the Acquirors may reasonably request in order to establish: (i) the power and authority of the Transferors and the Premises Stockholders to consummate the transactions contemplated by this Agreement; (ii) compliance with the conditions of Closing set forth herein; and (iii) satisfactory completion of all corporate and stockholder proceedings to be taken in connection with the transactions contemplated by this Agreement, together with certified copies of resolutions duly adopted by the stockholders and directors of CompuSystems approving the Merger and the execution and delivery of this Agreement and all other corporate action necessary to enable the
Transferors and the Premises Stockholders to comply with the terms of this Agreement.

         8.18 Good Faith. In order for any condition precedent in this Article 8, the accomplishment of which is within the control of Acquirors, to be effective for the benefit of Acquirors, Acquirors shall have exercised their good faith and best efforts toward the accomplishing of same.

Medic may waive any condition specified in this Article 8 if it executes a writing so stating at or prior to the Closing.


                                    ARTICLE 9

                          SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

         9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, but not if the same is disclosed on the Schedule of Exceptions) and continue in full force and effect for twelve (12) months following the Closing Date, as of which time they will expire. Any claims with respect to the foregoing sentence under Sections 10.1 and 10.2 below must be asserted in writing with reasonable particularity by the party making such claim prior to the end of the 12-month period referenced above, and the obligations of the indemnifying party under Sections 10.1 and 10.2 below with respect to such claims shall continue until such claims have been resolved.

         9.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing to the extent contemplated by such covenant or agreement. Any claims as to a breach of a covenant or agreement under Sections 10.1 and 10.2 below must be asserted in writing with reasonable particularity by the party making such claims.


                                   ARTICLE 10

                          INDEMNIFICATION AND HOLDBACK

         10.1 Indemnification of Medic. The Exchanging Stockholders and the Premises Stockholders, jointly and severally, agree to defend, indemnify and hold harmless Medic and its successors and assigns (individually an "Acquiror Indemnitee", and collectively the "Acquiror Indemnitees") from, against, and in respect of the following:

                  (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from, or otherwise relating to: (i) any breach of the representations and warranties of the Exchanging Stockholders or the Premises Stockholders contained in this Agreement;
         (ii) any failure by any of the Transferors or the Premises Stockholders to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, Sections 6.4, 6.7 and 6.8 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by the Exchanging Stockholders, the Premises Stockholders or CompuSystems prior to or in connection with the Closing; or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by the Exchanging Stockholders or the Premises Stockholders after the Closing; (iii) any unknown or undisclosed Liabilities of CompuSystems arising out of or related to the conduct or operation of CompuSystems' business prior to the Closing (other than Liabilities incurred in the ordinary course of business subsequent to the execution of this Agreement); and (iv) any and all legal, investment banking, accounting, auditing and other professional fees and expenses of CompuSystems related to this Agreement and the transactions contemplated hereby in excess of Seventy-Five Thousand Dollars ($75,000.00) (it being understood by the parties hereto that legal, accounting, auditing and investment banking fees and expenses incurred or paid prior to December 31, 1995 are not, for purposes of this indemnity, related to this Agreement), and other professional fees and expenses of CompuSystems unrelated to the this Agreement and the consummation of the transactions contemplated hereby that have not been approved in advance by Medic which are incurred after March 31, 1996; and

                  (b)  any  and  all  actions,   suits,   proceedings,   claims,
         liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees incurred by the Acquiror Indemnitees in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against any of the Acquiror Indemnitors hereunder, incident to such indemnification;

provided that in no event shall Sylvia Johnson be liable for a representation, warranty or covenant owed by the Exchanging Stockholders and in no event shall Eugene F. Gallogly be liable for a representation, warranty or covenant owed by the Premises Stockholders; and provided further, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Acquiror Indemnitee in respect of which such Acquiror Indemnitee proposes to demand indemnification, such Acquiror Indemnitee shall notify the Exchanging Stockholders and the Premises Stockholders thereof promptly and within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Acquiror Indemnitee, and an explanation of the Acquiror Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Acquiror Indemnitee to give such notice shall not relieve the Exchanging Stockholders or the Premises Stockholders of their obligations under this Section 10.1, if the Acquiror

Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii) the Exchanging Stockholders and the Premises Stockholders shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Exchanging Stockholders and the Premises Stockholders shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel; provided further, however, that if the Exchanging Stockholders and the Premises Stockholders shall have exercised their right to assume such control, the Acquiror Indemnitee: (X) may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by the Exchanging Stockholders and the Premises Stockholders) in any such matter, and in such event counsel selected by the Exchanging Stockholders and the Premises Stockholders shall be required to cooperate with such counsel of the Acquiror Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Acquiror Indemnitee; and (Y) shall, at its own expense, make available to the Exchanging Stockholders and the Premises Stockholders those employees of the Acquiror Indemnitees whose assistance, testimony or presence is reasonably deemed by the Exchanging Stockholders and the Premises Stockholders necessary or beneficial to assist them in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of the Acquiror Indemnitees.

         10.2 Indemnification of Exchanging Stockholders and Premises Stockholders. Medic agrees to defend, indemnify and hold harmless the Exchanging Stockholders, the Premises Stockholders and their respective successors and assigns (individually a "Transferor Indemnitee", and collectively the "Transferor Indemnitees") from, against and in respect of:

                  (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to: (i) any breach of the representations and warranties of the Acquirors contained in this Agreement; (ii) any failure by the Acquirors to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, Sections 6.4 or 6.7 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by the Acquirors prior to or in connection with the Closing (in which case CompuSystems shall also be entitled to this indemnity); or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by the Acquirors after the Closing; (iii) any and all legal, investment banking, accounting, auditing and other professional fees and expenses of CompuSystems related to this Agreement and the transactions contemplated hereby up to Seventy-Five Thousand Dollars ($75,000.00), and other professional fees and expenses of CompuSystems unrelated to this Agreement and the transaction contemplated hereby that have been approved in advance by Medic; (iv) any Liabilities of CompuSystems which either exist at Closing without breach of Sections 4.5 or 4.6, or are incurred after Closing, whether or not personally guaranteed by the Exchanging Stockholder or the Premises Stockholder; and (v) any Liabilities of the Premises Stockholders under the NationsBank Loan, except to the extent any such liabilities arise out of or are based upon intentional misrepresentions or other fraudulent conduct of the Premises Stockholders with respect to the NationsBank Loan.

                  (b)  any  and  all  actions,   suits,   proceedings,   claims,
         liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Transferor Indemnitees in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Medic hereunder), incident to any of the items referred to herein or such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Transferor Indemnitee in respect of which such Transferor Indemnitee proposes to demand indemnification, such Transferor Indemnitee shall notify Medic thereof promptly and within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Transferor Indemnitees and an explanation of the Transferor Indemnitees' contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Transferor Indemnitee to give such notice shall not relieve Medic of its obligations under this Section 10.2 if the Transferor Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii) Medic shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Medic shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel; provided further, however, that if Medic shall have exercised its right to assume such control, the Transferor Indemnitees: (X) may, in their sole discretion and expense, employ one (1) counsel to represent them (in addition to counsel employed by Medic) in any such matter, and in such event counsel selected by Medic shall be required to cooperate with such counsel of the Transferor Indemnitees in such defense, compromise or settlement for the purpose of informing and sharing information with such Transferor Indemnitees; and (Y) shall, at its own expense, make available to Medic those employees of Transferor Indemnities or any Affiliate of Transferor Indemnifies whose assistance, testimony or presence is reasonably deemed by Medic necessary or beneficial to assist Medic in evaluating and in defending any such action, suit, proceedings, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Medic or any of its Affiliates.

         10.3 Remedies. Notwithstanding any provision to the contrary in this Agreement, the indemnification rights set forth in this Article 10, all of which are subject to the terms, limitations and restrictions of this Article 10, shall be the exclusive remedy after Closing for monetary damages sustained as a result of a breach of a representation, warranty, covenant or agreement under this Agreement or certificates to be delivered at Closing hereunder. Such limitations set forth in this Section 10.3 shall not impair the rights of any of the parties: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement; or (b) to seek enforcement, collection, damages or such non-monetary equitable relief to redress any default or breach of any employment agreement, deed, bill of sale, assignment, other transfer document, assumption, consent or agreement to be delivered at Closing hereunder. In connection with the seeking of any non-monetary equitable relief, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties (subject to the provisions of Section 11.11 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         10.4 Survival.  Notwithstanding  anything herein to the contrary,  this
Article 10 shall survive termination of this Agreement without limitation; provided however, that this survival shall not extend a liability otherwise limited by Article 9; and no indemnifying party shall be liable for any claim for indemnification asserted by an indemnified party pursuant to any provision of this Agreement after the first (1st) anniversary date of the Closing.

         10.5 Holdback. At the Effective Time, the Transferors and the Premises Stockholders shall be deemed to have directed Medic to withhold from issuance to the Exchanging Stockholders and the

Premises Stockholders on a pro rata basis, a number of Merger Shares equal to ten percent (10%) of the Merger Shares and the Premises Shares, in the aggregate.

                  The Merger Shares and the Premises Shares withheld are herein referred to as the "Holdback Shares." The Holdback Shares shall be issued to the Exchanging Stockholders or the Premises Stockholders but held in trust in reserve by Medic subject to the terms and conditions hereinafter set forth. The liability of the Exchanging Stockholders and the Premises Stockholders under the indemnification provisions of this Article 10 shall be recovered first from the Holdback Shares, and only after such Holdback Shares have been exhausted by claims of Acquiror Indemnitees shall they be entitled to seek recovery from sources other than the Holdback Shares, subject to the limitations prescribed by
Section 10.10 hereof.

         10.6 Holdback Termination. On the Closing Date, the Holdback Shares shall be withheld by Medic in trust. The Holdback Shares shall be distributed to the Exchanging Stockholders and the Premises Stockholders, pro rata, as follows.

                  (a) On the date which is the earlier of (i) one year after the Closing Date or (ii) the release of Medic's audited year-end financial statements for fiscal 1996, that portion of the Holdback Shares having a value as of such date most nearly equal to 100% of the amounts of all claims of Acquiror Indemnitees and expenses related thereto as to which a Claim Notice shall have previously been delivered to the Transferors and the Premises Stockholders, shall be withheld. The value of such claims and expenses shall be determined by the Board of Directors of Medic in a reasonable manner as of such date. The balance of the Holdback Shares not so withheld shall be promptly distributed to the Exchanging Stockholders and the Premises Stockholders.

                  (b) The Holdback Shares not so distributed pursuant to subsection 10.6(a) shall be retained by Medic in trust until such pending claims are resolved; provided, however, that upon the disposition of any such claim prior to the disposition of all such claims, Medic shall distribute to the Exchanging Stockholders and the Premises Stockholders that amount of the Holdback Shares having a value as of such date in excess of 100% of the aggregate amounts of the remaining claims and expenses as determined above.

         10.7 Assertion of Claims Against Holdback. Subject to the minimum claims requirements set forth below, if any Acquiror Indemnitee shall have any claim of indemnification pursuant to Article 10 hereof, it shall promptly give written notice thereof to the Exchanging Stockholders and the Premises Stockholders, including in such notice a brief description of the facts upon which such claim or adjustment is based and the amount thereof (the "Claim Notice"). Unless the Exchanging Stockholders and the

Premises Stockholders shall give written notice, within twenty (20) days after receipt of the Claim Notice, to Medic objecting to the forfeiture of any Holdback Shares for application to such claims, the lesser of (a) that number of the Holdback Shares that is equal in value to the sum of the amount of claim or claims to be satisfied, or (b) all the Holdback Shares, shall be forfeited to Medic. Such claim or claims shall be deemed satisfied to the extent of such forfeiture.

         10.8     Resolution of Conflicts; Arbitration.

                  (a) If the Exchanging Stockholders and the Premises Stockholders give such written objection to Medic, Medic shall continue to hold in reserve the Holdback Shares in trust until the rights of the Exchanging Stockholders and the Premises Stockholders, on the one hand, and Medic, on the other hand, with respect thereto have been agreed upon between the Exchanging Stockholders, the Premises Stockholders and Medic or until such rights are settled by arbitration.

                  (b) In case the Exchanging Stockholders and the Premises Stockholders shall give such written objection to Medic, the Exchanging Stockholders, the Premises Stockholders and Medic shall attempt promptly and in good faith for a period of 30 days to agree upon the rights of the parties with respect to each of such claims. If the Exchanging Stockholders, the Premises Stockholders and Medic should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Holdback Shares shall be distributed or forfeited in accordance with the terms thereof.

                  (c) If no such  agreement  can be reached after such period of good faith negotiation, either Medic or the Exchanging Stockholders and the Premises Stockholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in any such event the matter shall be settled by arbitration conducted by three arbitrators. Medic shall each select one arbitrator and the Exchanging Stockholders and the Premises Stockholders shall select another arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement, and Medic shall be entitled to act in accordance with such decision and make distributions of the Holdback Shares in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Wake County, North Carolina, if demand for arbitration is made by the Exchanging Stockholders or the Premises Stockholders. Any such arbitration shall be held in Columbia, South Carolina, if demand for arbitration is made by Medic. Any such arbitration shall be conducted under the rules then in effect of the American Arbitration Association, and shall be based on the provisions and limitations of this Article 10.

         10.9 Beneficial Interest. Subject to the rights of Medic hereunder, all beneficial interest in the Holdback Shares shall be the property of the Exchanging Stockholders and the Premises Stockholders from and after the Effective Date and Medic shall have no interest therein. Any cash or stock dividends or other distributions with respect to the Holdback Shares shall be deemed to be added to the Holdback Shares and all such distributions shall accrue to the benefit of the parties in proportion to the amounts of the Holdback Shares distributed to such parties. The Exchanging Stockholders and the Premises Stockholders shall have voting rights with respect to Holdback Shares until such time, if any, as the Holdback Shares are lawfully forfeited to Medic.

         10.10 Limitation on Liability. Notwithstanding any provision to the contrary in this Agreement, all claims for indemnification shall be limited as follows:

         (a) No claim, either individually or in the aggregate, for indemnification hereunder, shall be valid and assertable unless such claims in the aggregate are equal to or greater than Fifty Thousand Dollars ($50,000) (the "Basket Deductible"), in which case, subject to the limitations set forth in Sections 10.10(b), (c) and (d) the indemnifying party shall be liable for amounts relating back to the first dollar; provided, however, that the Basket Deductible shall not apply with respect to claims made pursuant to: clause (iii) or (iv) of subsection 10.1(a) above; Section 4.8(a), 4.12 or 4.24; Section 6.15; clause (iii), (iv) or (v) of subsection 10.2(a) above; or Section 6A.4.

         (b) In no event shall the aggregate liability of the Exchanging Stockholders and the Premises Stockholders, collectively, for indemnification hereunder or otherwise arising out of or relating to this Agreement exceed in the aggregate 10% of the aggregate market value of the Merger Shares and the Premises Shares as of the Closing Date. In no event shall the aggregate liability of Medic and CompuSystems Acquisition for indemnification hereunder or otherwise arising out of or relating to this Agreement exceed in the aggregate 10% of the aggregate market value of the Merger Shares and the Premises Shares as of the Closing Date.

         (c) Claims of Acquiror Indemnitees hereunder shall be satisfied only by forfeiture of Holdback Shares; provided, however, that the limitation set forth in this subsection (c) shall not apply in the event that an Exchanging Stockholders' or a Premises Stockholders' liability is based upon intentional misrepresentations or other fraudulent conduct.

         (d) The parties agree that, prior to submitting any claim for indemnification under this Article 10, they shall use reasonable efforts to determine the amount, if any, by which their losses would be offset by recovery of insurance proceeds and to provide the indemnitor notice of and a description of such determination.

         (e) The Acquiror Indemnitees agree that: (i) the Exchanging Stockholders' and the Premises Stockholders' liability for indemnification, if any, shall be reduced to the extent that a claim or loss by a third party could have been mitigated and the Acquiror Indemnitees failed to act reasonably and in good faith to do so; (ii) the Exchanging Stockholders and the Premises Stockholders shall be entitled to meaningfully participate in and jointly direct such mitigation by the Acquirors; and (iii) in any event, the Exchanging Stockholders and the Premises Stockholders shall have no liability to the extent a claim or loss is sustained or exacerbated by a change in the management of CompuSystems' customer relations, complaints, products, pricing, service or accounts by the Acquirors after the Closing.

         10.11 Provisions of General Application. The following provisions shall apply with respect to any right of indemnification arising under this Agreement:

                  (a) Settlement. No settlement of a claim to which indemnification rights apply shall be made without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld; provided however, that anything in this Agreement to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of monetary damages or other monetary payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim in any reasonable matter, but (ii) the indemnifying party shall not, without prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim. In any event, all parties shall retain the right to participate in defense of any such claim as provided in Sections 10.1 and 10.2 above, and the indemnifying party shall act reasonably and in accordance with good faith business judgment giving due recognition to the interests of the indemnified party.

         (b) Cooperation. The parties agree to cooperate fully with each other in connection with the mitigation, defense, negotiation or settlement of any such legal proceeding, claim or demand, and in any event, all parties shall retain the right to participate in the defense of any such legal proceeding, claim or demand, all subject to the provisions of Sections 10.1 and 102.
above.

         (c) Insurance. Prior to enforcing any claim for indemnification against the indemnifying party under this

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



Agreement, the indemnified party shall administratively file in good faith with any insurers all forms and submissions required by applicably policies for the proceeds or other benefits of insurance coverage, if any, applicably to the claim or event from which such indemnify right arose. In the event that insurance proceeds are paid to the indemnified party respecting an event to which an indemnification right applies hereunder, such indemnification right shall apply only to the extent that the amount of damages indemnified against exceeds such insurance proceeds actually paid to the indemnified party; provided however, that: (a) such insurance proceeds shall not affect or be applied towards the maximum liability established in Section 10.10(b); and (b) collection by judicial or legal process of such insurance proceeds shall not be a condition precedent to asserting or collecting such indemnification claim under this Agreement. If the indemnifying party pays indemnity damages under this Agreement, and the indemnified party subsequently receives insurance proceeds for the same claim or event, then the indemnified party shall refund such indemnify payments to the indemnifying party from such insurance proceeds to the extent that the indemnified party has received benefits from both sources (i.e., payments of indemnify damages from the indemnifying party and such insurance proceed) in excess of the amount of indemnify damages incurred by or asserted against the indemnified party.

         (d) Assignment. To the extent that the indemnifying party shall have actually paid indemnity damages to or on behalf of the indemnified party, the indemnified party shall make a non-exclusive assignment to the indemnifying party (as their interest may appear) of the remedies, rights and claims, if any, of the indemnified party against any and all third parties for the same liability, including, but not limited to, remedies, rights and claims against
(i) liability insurers and other insurance companies and (ii) any other person which has indemnified the indemnified party for the full amount of such liability. The parties shall cooperate reasonably in the pursuit of any such remedies, rights and claims.

         (e) No Implications. Neither the rights of any party to indemnification from another party nor the obligations of any party to indemnify another party, under this Agreement shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party's liabilities (except as expressly provided herein to the contrary as among the parties only) to any other person or entity or governmental body.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Further Assurances. From time to time at or after the Closing, each of the parties agrees to take, or cause to be taken, such further actions, to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments, and to obtain consents, as may be necessary or reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

         11.2 Expenses. Each of the parties hereto shall bear its respective legal, investment banking, accounting, audit, and other costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that such costs and expenses of CompuSystems shall not exceed Seventy-Five Thousand Dollars ($75,000.00) if the Closing shall occur (in which case, CompuSystems shall pay (or reimburse the Exchanging Stockholders and the Premises Stockholders) for same, whether or not incurred or invoiced before or after the Closing), and the Exchanging Stockholders and the Premises Stockholders shall, as provided in Section 10.1, indemnify the Acquiror Indemnitees for any such costs and expenses of CompuSystems in excess of Seventy-Five Thousand Dollars ($75,000.00), and any of the following expenses not approved in advance by Medic. All of CompuSystems' legal, investment banking, accounting, and other professional fees and expenses unrelated to this Agreement and the transactions contemplated hereby must be approved in advance by Medic to the extent same are incurred or invoiced after the Most Recent Fiscal Month End.

         11.3 Applicable Law. Except as otherwise expressly provided herein, this Agreement shall be governed by, and construed in accordance with, the law of the State of North Carolina without reference to any choice or conflict of law principle, provision or rule, including all matters of construction, validity and performance.

         11.4 Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery or receipt of a telecopy transmission,
(ii) two (2) days after being sent by registered or certified United States mail, return receipt requested, or (iii) one (1) day after being transmitted by a nationally recognized overnight courier service, properly addressed and postage prepaid to the intended recipient as follows:


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



         If to the Exchanging Stockholders to

                  Nexsen B. Johnson
                  5206 Pine Straw Road
                  Columbia, South Carolina  29206
                  Telephone No.: (803) 738-9283
                  Telecopy No.:  (803) 787-8366

                  Eugene F. Gallogly
                  109 Cricket Hill Road
                  Columbia, South Carolina  29206

         or to the Premises Stockholder to

                  Nexsen B. Johnson
                  Sylvia Johnson
                  5206 Pine Straw Road
                  Columbia, South Carolina  29206
                  Telephone No.: (803) 738-9283
                  Telecopy No.:  (803) 787-8366

       in each case with a copy to:

                  Mark Bender, Esq.
                  Nexsen Pruet Jacobs & Pollard, L.L.P.
                  1441 Main Street, 15th Floor
                  Columbia, South Carolina  29201
                  Telephone No.:  (803) 253-8212
                  Telecopy No.:   (803) 253-8277


         If to the Acquirors, to:

                  John P. McConnell, President
                  Medic Computer Systems, Inc.
                  8601 Six Forks Road, Suite 300
                  Raleigh, North Carolina   27615
                  Telephone No.:  (919) 847-8102
                  Telecopy No.:  (919) 846-1555

         with a copy to:

                  Larry E. Robbins, Esq.
                  Wyrick, Robbins, Yates & Ponton L.L.P.
                  4101 Lake Boone Trail, Suite 300
                  Raleigh, North Carolina  27607
                  Telephone No.:  (919) 781-4000
                  Telecopy No.:   (919) 781-4865

Notice of any change of address shall be effective if given in the manner provided above.

         11.5 Entire Agreement. This Agreement (including the Exhibits attached hereto and the documents referred to herein,

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



all of which are a part hereof) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter (including, without limitation, the letter of intent dated April 26, 1996, which is hereby terminated). There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

         11.6 Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

         11.7 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated. Terms such as "herein", "hereof", "hereunder", "above", "below" and words of similar import, shall be deemed to be references to this Agreement in its entirety, under the context otherwise clearly indicated.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

         11.9 Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and personal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement.

         11.10 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         11.11 JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE
                                       65

JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF RALEIGH, NORTH CAROLINA AND COLUMBIA, SOUTH CAROLINA FOR ANY ACTIONS, SUITS, OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED HOWEVER, THAT (A) IN THE EVENT THAT LITIGATION IS INSTITUTED AGAINST THE ACQUIRORS, SUCH LITIGATION SHALL ONLY BE INSTITUTED IN THE COURTS LOCATED IN RALEIGH, NORTH CAROLINA; AND (B) IN THE EVENT THAT LITIGATION IS INSTITUTED AGAINST THE TRANSFERORS OR THE PREMISES STOCKHOLDERS, SUCH LITIGATION SHALL ONLY BE INSTITUTED IN THE COURTS LOCATED IN COLUMBIA, SOUTH CAROLINA; AND PROVIDED FURTHER HOWEVER, THAT ONCE LITIGATION IS COMMENCED AS SET FORTH ABOVE, COUNTER CLAIMS OR CROSS-CLAIMS MAY BE INSTITUTED, AT THE OPTION OF THE COUNTER CLAIMANT OR CROSS-CLAIMANT, IN THE COURT IN WHICH SUCH LITIGATION IS PENDING. EACH PARTY HERETO AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS, AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO THE RESPECTIVE PARTY'S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS OF ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST ANY OF ACQUIRORS IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN SUCH STATE OR FEDERAL COURTS AS AFORESAID AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         11.12 Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         11.13 Incorporation of Exhibits. All of the Exhibits identified in this Agreement are incorporated by reference into this Agreement and made a part hereof.

         11.14 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Merger to be legally binding and effective as of the date first above written.


                           MEDIC:

                           MEDIC COMPUTER SYSTEMS, INC.


                           By: /s/ Luanne L. Roth
                              Luanne L. Roth, Vice President



                           COMPUSYSTEMS ACQUISITION:

                           COMPUSYSTEMS ACQUISITION CORPORATION


                           By: /s/ Luanne L. Roth
                              Luanne L. Roth, Vice President


                           COMPUSYSTEMS:

                           COMPUSYSTEMS, INC.


                           By: /s/ Nexsen B. Johnson
                              Nexsen B. Johnson, President



                           EXCHANGING AND PREMISES STOCKHOLDERS:



                            /s/ Nexsen B. Johnson
                           Nexsen B. Johnson



                            /s/ Sylvia Johnson
                           Sylvia Johnson



                            /s/ Eugene F. Gallogly
                           Eugene F. Gallogly